Exhibit 2.1

SEPARATION AND DISTRIBUTION AGREEMENT

BETWEEN

BIT DIGITAL INC.,

WHITE FIBER, INC.

AND

BIT DIGITAL AI, INC.

Dated [_____], 2025

- i -

- ii -

SEPARATION AND DISTRIBUTION AGREEMENT

This Separation and Distribution Agreement (this “Agreement”), dated [____], 2025, is between Bit Digital Inc., a Cayman Islands exempted company (“Bit Digital”), Bit Digital AI, Inc., a Delaware corporation and each of its subsidiaries (the “Subsidiaries”) and it being a wholly-owned subsidiary of Bit Digital (“Bit Digital AI”) and White Fiber, Inc., a Cayman Islands exempted company (“White Fiber”) and its wholly-owned subsidiary, Enovum Data Centers Corp. (“Enovum”), a corporation existing under the federal laws of Canada. Each of Bit Digital AI and White Fiber (are collectively referred to as the “HPC Group”) and Bit Digital is sometimes referred to individually as a “Party” and collectively they are sometimes referred to as the “Parties.”

RECITALS

1. Bit Digital is engaged, directly and indirectly through certain of its subsidiaries, in the business of digital asset mining (the “Retained Business”) and, through HPC Group, in specialized cloud-infrastructure services for artificial intelligence applications (the “HPC Services Business Segment”).

2. The Board of Directors of Bit Digital (the “Bit Digital Board”) has determined that it would be appropriate and in the best interests of Bit Digital and its shareholders for Bit Digital to separate its businesses into two publicly-traded companies: (i) Bit Digital, which will continue to conduct, directly and through members of the Bit Digital Group, the Retained Business, and (ii) HPC Group which will continue to conduct, directly and through its Subsidiaries, the HPC Services Business Segment Business Segment (the “Separation”).

3. White Fiber has been newly formed by Bit Digital in order to facilitate such Separation and the Distribution.

4. Bit Digital currently owns all of the issued and outstanding shares of common stock, no par value per share, of Bit Digital AI and all of the issued and outstanding Ordinary Shares of White Fiber Inc. (the “HPC Group Capital Stock.)

5. To effect the Separation and the Distribution, (i) Bit Digital will transfer all of the equity interests of HPC Group to White Fiber, and (ii) the Stock Issuance will occur as provided herein (clauses (i)-(ii), together, the “HPC Group Transfer”).

6. The Parties contemplate that, immediately following the HPC Group Transfer, Bit Digital will distribute all of the ordinary shares of White Fiber to Bit Digital’s shareholders without consideration on a pro rata basis (the “Distribution”).

7. The Parties intend that the Intended Tax Treatment apply with respect to the Separation, the HPC Group Transfer and the Distribution.

8. White Fiber and Bit Digital have prepared, and White Fiber has filed with the SEC, the Form 10 Registration Statement, which includes the Information Statement, and which sets forth disclosures concerning White Fiber, HPC Group, the Separation and the Distribution.

9. The Parties acknowledge that this Agreement and the other Transaction Documents represent the integrated agreement of Bit Digital, White Fiber and HPC Group relating to the Separation and the Distribution, are being entered into together, and would not have been entered into independently.

Accordingly, the Parties agree as follows:

ARTICLE I.
HPC GROUP TRANSFER AND RESTRUCTURING

Section 1.01 Business Transfer Time; Internal Restructuring; Transfer of Assets and Liabilities.

(a) Business Transfer Time. Subject to the satisfaction and waiver of the conditions set forth in Article II, the effective time and date of each Conveyance and assumption of any Asset or Liability in accordance with this Article I that has not occurred prior to the Distribution Date will be 12:01 a.m. Eastern Time on the Distribution Date (the “Business Transfer Time”).

(b) Internal Restructuring. Prior to consummating the Distribution, to the extent not already completed, each of Bit Digital and the HPC Group will, and will cause their Affiliates to, consummate the Internal Restructuring (as defined).

(c) Conveyance of Assets; Assumption and Discharge of Liabilities. Except as otherwise expressly provided herein or in any of the other Transaction Documents, and except to the extent previously effected pursuant to the Internal Restructuring, upon the terms and subject to the conditions set forth in this Agreement, effective as of the Business Transfer Time:

(i) Bit Digital shall, and shall cause the applicable members of its Bit Digital Group if any, to contribute, assign, transfer, convey and deliver (“Convey”) to White Fiber, and White Fiber shall accept from Bit Digital and the applicable members of the Bit Digital Group (if any), all of Bit Digital’s and such Bit Digital Group member’s respective direct or indirect right, title and interest in and to all of the HPC Group Assets;

(ii) HPC Group shall accept, assume and agree faithfully to perform, discharge and fulfill all of the HPC Group Liabilities in accordance with their respective terms. HPC Group shall be responsible for all HPC Group Liabilities, regardless of when or where such HPC Group Liabilities arose or arise, or whether the facts on which they are based occurred prior to or subsequent to the Business Transfer Time, regardless of where or against whom such HPC Group Liabilities are asserted or determined (including any HPC Group Liabilities arising out of claims made by Bit Digital’s or HPC Group’s respective directors, officers, employees, agents, Subsidiaries or Affiliates against any member of the Bit Digital Group or HPC Group) or whether asserted or determined prior to the date hereof, and regardless of whether arising from or alleged to arise from negligence, recklessness, violation of Law, fraud or misrepresentation by any member of the Bit Digital Group or HPC Group, or any of their respective directors, officers, employees, agents, Subsidiaries or Affiliates;

(iii) Bit Digital shall cause HPC Group to Convey to Bit Digital or certain members of the Bit Digital Group designated by Bit Digital, and Bit Digital or such other members of the Bit Digital Group shall accept from HPC Group, all of HPC Group’s respective direct or indirect right, title and interest in and to all Bit Digital Assets held by HPC Group not required for the business of HPC Group after the Distribution Date; and

(iv) Bit Digital, and certain members of the Bit Digital Group designated by Bit Digital, shall accept and assume and agree faithfully to perform, discharge and fulfill all of the Bit Digital Liabilities held by HPC Group; and Bit Digital and the applicable members of the Bit Digital Group shall be responsible for all Bit Digital Liabilities in accordance with their respective terms, regardless of when or where such Bit Digital Liabilities arose or arise, or whether the facts on which they are based occurred prior to or subsequent to the Business Transfer Time, regardless of where or against whom such Bit Digital Liabilities are asserted or determined (including any such Bit Digital Liabilities arising out of claims made by Bit Digital’s or HPC Group’s respective directors, officers, employees, agents, Subsidiaries or Affiliates against any member of the Bit Digital Group or HPC Group) or whether asserted or determined prior to the date hereof, and regardless of whether arising from or alleged to arise from negligence, recklessness, violation of Law, fraud or misrepresentation by any member of the Bit Digital Group or HPC Group, or any of their respective directors, officers, employees, agents, Subsidiaries or Affiliates.

(d) Transfer Documents. In furtherance of the Conveyance of the Assets and the assumption of the Liabilities in accordance with Section 1.01(c), and without prejudice to any actions taken to implement, or documents entered into between or among any of the Parties or in furtherance of, the Internal Restructuring prior to the date hereof, (i) each Party shall execute and deliver to the other Party, such bills of sale, quitclaim deeds, stock powers, certificates of title, assignments of contracts and other instruments of transfer, conveyance and assignment as and to the extent necessary to evidence the transfer, conveyance and assignment of all of such Party’s right, title and interest in and to such Assets to the other Party in accordance with Section 1.01(c), and (ii) each Party shall execute and deliver to the other Party, such assumptions of contracts and other instruments of assumption as and to the extent necessary to evidence the valid and effective assumption of the Liabilities by such Party in accordance with Section 1.01(c). All of the foregoing documents contemplated by this Section 1.01(d) (including any documents entered into between or among any of the Parties to implement or in furtherance of the Internal Restructuring prior to the date hereof) shall be referred to collectively herein as the “Transfer Documents.”

(e) Misallocations. In the event that at any time or from time to time (whether prior to, at or after the Business Transfer Time), one Party shall receive or otherwise possess any Asset that is allocated to the other Party pursuant to this Agreement or any other Transaction Document, such Party shall promptly transfer, or cause to be transferred, such Asset to the Party so entitled thereto, and such Party so entitled thereto shall accept such Asset. Prior to any such transfer, the Person receiving or possessing such Asset shall hold such Asset in trust for such other Person. In the event that at any time or from time to time (whether prior to, at or after the Business Transfer Time), one Party hereto shall receive or otherwise assume any Liability that is allocated to the other Party pursuant to this Agreement or any other Transaction Document, such Party shall promptly transfer, or cause to be transferred, such Liability to the Party responsible therefor, and such Party responsible therefor shall accept, assume and agree to faithfully perform such Liability.

(f) Waiver of Bulk-Sale and Bulk-Transfer Laws. To the extent permissible under applicable Law, HPC Group hereby waives compliance by each and every member of the Bit Digital Group with the requirements and provisions of any “bulk-sale” or “bulk-transfer” laws of any jurisdiction that may otherwise be applicable with respect to the transfer or sale of any or all of the HPC Group Assets to HPC Group. To the extent permissible under applicable law, Bit Digital hereby waives compliance by each Affiliate and HPC Group with the requirements and provisions of any “bulk-sale” or “bulk-transfer” laws of any jurisdiction that may otherwise be applicable with respect to the transfer or sale of any or all of the Bit Digital Assets to any member of the Bit Digital Group.

Section 1.02 Preservation of Tax-Free Status. Notwithstanding anything in this Agreement to the contrary, neither any Bit Digital Group member nor any of its Affiliates will be required to undertake any action or arrangement contemplated by this Article I that would result in, or could reasonably be expected to result in, tax treatment that is inconsistent with the Intended Tax Treatment, as determined by Bit Digital in its sole discretion.

Section 1.03 HPC Group Assets; Bit Digital Assets. (a) For purposes of this Agreement and subject to the exclusions set forth in Section 1.03(b), “HPC Group Assets” means all Assets owned or held by any member of the Bit Digital Group that are included in any of clauses (i) through (xiii) below or that are otherwise exclusively used or held for exclusive use in the HPC Services Business Segment and are of a nature not otherwise addressed in such clauses, in each case whether now existing or hereafter acquired prior to the Business Transfer Time:

(a) (i) all tangible machinery, equipment, furniture and other tangible personal property exclusively used or held for exclusive use in the HPC Services Business Segment, (B) computers, smartphones and similar communications equipment provided by the Bit Digital Group in connection with a HPC Group Employee’s performance of services, (C) all motor vehicles and other transportation equipment exclusively used or held for exclusive use in the HPC Services Business Segment or provided for the use of a HPC Group Employee, and (D) the items listed on Schedule 1.03(a)(i);

(ii) all Real Property Interests in the land and facilities listed on Schedule 1.03(a)(ii), together with the improvements, structures and fixtures located thereon (the “HPC Group Facilities”);

(iii) all issued and outstanding capital stock or other equity interests of any Person that may be designated as part of HPC Group in the Internal Restructuring, including the Persons listed on Schedule 1.03(a)(iii) (such capital stock or other equity interests, the “HPC Group Equity Interests”, and such Persons, the “HPC Group Entities”);

(iv) all interests, rights, claims and benefits of Bit Digital or any member of the Bit Digital Group pursuant to all HPC Group Contracts, including the “HPC Group Contracts” listed on Schedule 1.03(a)(iv);

(v) all Governmental Permits (and all pending applications therefor) that are exclusively used or held for exclusive use in the HPC Services Business Segment;

(vi) all Intellectual Property owned by Bit Digital, or any of any member of Bit Digital Group, exclusively used or held for exclusive use in the HPC Services Business Segment, including the Registered Intellectual Property listed on Schedule 1.03(a)(vi), including all goodwill related to any of the foregoing and all rights to sell or recover and retain damages and costs and attorney’s fees for infringement, misappropriation or other violations of any of the foregoing, whether occurring prior to, on or after the Business Transfer Time (the “HPC Group IP Assets”), together with any tangible embodiments thereof;

(vii) all business records to the extent exclusively related to the HPC Business Segment, including the corporate minute books and related stock records of HPC Group, and employment records of the HPC Group Employees, and (B) all other books, records, ledgers, files, documents and correspondence, in whatever form, that are exclusively related to the HPC Services Business Segment (collectively, the “HPC Group Books and Records”); provided, however, that Bit Digital will be entitled to retain a copy of the HPC Group Books and Records;

(viii) all Software exclusively used or held for exclusive use in the HPC Services Business Segment, including the Software listed on Schedule 1.03(a)(viii) (all of the foregoing, the “HPC Group Software”);

(ix) all goodwill of the HPC Services Business Segment, other than any goodwill associated with the Bit Digital IP Assets;

(x) all rights to causes of action, lawsuits, judgments, claims and demands that are exclusively related to the HPC Services Business Segment;

(xi) all Assets expressly allocated to HPC Group pursuant to Employee Matters (defined below);

(xii) all rights of HPC Group and the HPC Group Entities under this Agreement or any other Transaction Document and the certificates, instruments and Transfer Documents delivered in connection herewith; and

(xiii) all accounts receivable and prepaid assets, in each case, to the extent they exclusively relate (and only to the extent so related) to the HPC Services Business Segment.

(b) Notwithstanding Section 1.03(a) or any other provision hereof, the HPC Group Assets will not in any event include any of the following Assets (the “Bit Digital Assets”):

(i) the Assets listed or described on Schedule 1.03(b)(i);

(ii) the Bit Digital IP Assets;

(iii) all Assets in respect of Bit Digital Plans or corresponding to any Liabilities allocated to Bit Digital or any of its Affiliates or for which Bit Digital is expressly liable pursuant to the Employee Matters Agreement and all Assets in respect of all other compensation and benefit plans sponsored by the Bit Digital Group, in each case other than Assets expressly allocated to HPC Group pursuant to Employee Matters discussed below;

(iv) all financial and tax records relating to the HPC Services Business Segment that form part of the general ledger of Bit Digital or any member of Bit Digital Group (other than HPC Group), any work papers of Bit Digital’s auditors and any other tax records (including accounting records) of Bit Digital or any member of Bit Digital Group (other than financial and tax records exclusively related to HPC Group);

(v) except as otherwise provided by Section 3.05, all rights to insurance policies or practices of Bit Digital and the members of Bit Digital Group (including any captive insurance policies, fronted insurance policies, surety bonds or corporate insurance policies or practices, or any form of self-insurance whatsoever, any refunds paid or payable in connection with the cancellation or discontinuance of any such policies or practices and any claims made under such policies);

(vi) all records prepared by or on behalf of Bit Digital or its Subsidiaries relating to the transactions contemplated by this Agreement and all records prepared by or on behalf of Bit Digital or its Subsidiaries in connection with the potential divestiture of all or a part of the HPC Services Business Segment or any other business or Asset of Bit Digital or its Subsidiaries, including, communications with legal counsel representing Bit Digital or its Affiliates and the right to assert the attorney-client privilege with respect thereto;

(vii) all rights of Bit Digital or its Affiliates (other than HPC Group) under this Agreement or any other Transaction Document and the certificates, instruments and Transfer Documents delivered in connection therewith;

(viii) all cash and cash equivalents of Bit Digital and its Affiliates, except as specifically provided in Schedule 1.03(b)(viii); and

(ix) any and all Assets that are expressly contemplated by this Agreement as Assets to be retained by Bit Digital or any other member of the Bit Digital Group.

Section 1.04 HPC Group Liabilities; Bit Digital Liabilities. (a) For the purposes of this Agreement, “HPC Group Liabilities” will mean each of the following, regardless of when or where such Liabilities arose or arise, or whether the facts on which they are based occurred prior to or subsequent to the Business Transfer Time, or where or against whom such Liabilities are asserted or determined or whether asserted or determined prior to the date hereof:

(i) any and all Liabilities of Bit Digital and its Affiliates (including HPC Group) to the extent relating to, resulting from or arising out of the ownership or use of the HPC Group Assets or the operation or the conduct of the HPC Services Business Segment whether before, at or after the Business Transfer Time;

(ii) all Liabilities that are provided by this Agreement or any other Transaction Document as Liabilities to be assumed by HPC Group and all Liabilities of HPC Group under this Agreement or any other Transaction Document, including all Liabilities allocated to or expressly assumed by HPC Group pursuant to Employee Matters;

(iii) all Liabilities under the HPC Group Contracts;

(iv) all Liabilities to the extent relating to, resulting from or arising out of (A) any Environmental Conditions at the HPC Group Facilities or that otherwise relate to, result from or arise out of (1) any Assets to be transferred to HPC Group or (2) the operation or conduct of the HPC Services Business Segment, (B) any presence or Release of Hazardous Materials that occurs at, on, under, or migrating to or from (1) any of the HPC Group Facilities or (2) any third-party site, to the extent such presence or Release of Hazardous Materials relate to, result from or arise out of the operation or conduct of the HPC Services Business Segment, (C) any property or facility formerly owned, leased, operated or used in connection with the HPC Services Business Segment, (D) any locations at which any Hazardous Materials generated by, from or in connection with the HPC Services Business Segment, or any Asset to be transferred to HPC Group have been transported for treatment, storage, disposal or recycling, or (E) any violation of or remediation or other requirements or liability under any Environmental Law as a result of or relating to the operation or conduct of the HPC Services Business Segment; and

(v) all Liabilities listed or described on Schedule 1.04(a)(v);

provided that, the Parties agree that the Liabilities listed or described on Schedule 1.04(b)(i) and any Liabilities of any member of the Bit Digital Group pursuant to the other Transaction Documents shall not be HPC Group Liabilities but instead shall be Bit Digital Liabilities.

(b) Notwithstanding anything to the contrary in this Agreement, the HPC Group Liabilities will not include the following Liabilities (such Liabilities, the “Bit Digital Liabilities”):

(i) all Liabilities listed or described on Schedule 1.04(b)(i);

(ii) all Liabilities of either Party as of the Business Transfer Time, in each case that are not HPC Group Liabilities; and

(iii) all Liabilities that are expressly contemplated by this Agreement or any other Transaction Document as Liabilities to be retained or assumed by Bit Digital or any other member of the Bit Digital Group, and all Liabilities of any member of the Bit Digital Group under this Agreement or any of the Transaction Documents.

Section 1.05 Approvals and Notifications; Delayed Transfers.

(a) Approvals and Notifications for HPC Group Assets and Liabilities. To the extent that the Conveyance of any HPC Group Asset, the assumption of any HPC Group Liability, the Separation, or the Distribution requires any Approvals or Notifications, the Parties shall use their Commercially Reasonable Efforts to obtain or make such Approvals or Notifications as soon as reasonably practicable; provided, however, that, except to the extent expressly provided in this Agreement or any of the Transaction Documents or as otherwise agreed between Bit Digital and HPC Group, neither Bit Digital nor HPC Group shall be obligated to contribute capital or pay any consideration in any form (including providing any letter of credit, guaranty or other financial accommodation) to any Person in order to obtain or make such Approvals or Notifications.

(b) Delayed HPC Group Asset and Liability Transfers. If and to the extent that the valid, complete and perfected transfer or assignment to HPC Group of any HPC Group Asset or assumption by HPC Group of any HPC Group Liability in connection with the Separation or the Distribution would be a violation of applicable Law or require any Approval or Notification that has not been obtained or made by the Business Transfer Time, then, unless the Parties shall otherwise mutually determine, the transfer or assignment to HPC Group of such HPC Group Assets or the assumption by HPC Group of such HPC Group Liabilities, as the case may be, shall be automatically deemed deferred and any such purported transfer, assignment or assumption shall be null and void until such time as all legal impediments are removed or such Approval or Notification has been obtained or made. Notwithstanding the foregoing, any such HPC Group Assets or HPC Group Liabilities shall continue to constitute HPC Group Assets and HPC Group Liabilities for all other purposes of this Agreement.

(c) Treatment of Delayed HPC Group Assets and Delayed HPC Group Liabilities. If any transfer or assignment of any HPC Group Asset (or a portion thereof) or any assumption of any HPC Group Liability (or a portion thereof) intended to be transferred, assigned or assumed hereunder, as the case may be, is not consummated on or prior to the Business Transfer Time, whether as a result of the provisions of Section 1.05(b) or for any other reason (any such HPC Group Asset (or a portion thereof), a “Delayed HPC Group Asset” and any such HPC Group Liability (or a portion thereof), a “Delayed HPC Group Liability”), then, insofar as reasonably possible and subject to applicable Law, the member of the Bit Digital Group retaining such Delayed HPC Group Asset or such Delayed HPC Group Liability, as the case may be, shall thereafter hold such Delayed HPC Group Asset or Delayed HPC Group Liability, as the case may be, for the use and benefit of HPC Group entitled thereto (at the expense of HPC Group entitled thereto). In addition, the member of the Bit Digital Group retaining such Delayed HPC Group Asset or such Delayed HPC Group Liability shall, insofar as reasonably possible and to the extent permitted by applicable Law, treat such Delayed HPC Group Asset or Delayed HPC Group Liability in the ordinary course of business in accordance with HPC Group past practice and take such other actions as may be reasonably requested by HPC Group to whom such Delayed HPC Group Asset is to be transferred or assigned, or which will assume such Delayed HPC Group Liability, as the case may be, in order to place HPC Group in a substantially similar position as if such Delayed HPC Group Asset or Delayed HPC Group Liability had been transferred, assigned or assumed as contemplated hereby and so that all the benefits and burdens relating to such Delayed HPC Group Asset or Delayed HPC Group Liability, as the case may be, including use, risk of loss, potential for gain, and dominion, control and command over such Delayed HPC Group Asset or Delayed HPC Group Liability, as the case may be, and all costs and expenses related thereto, shall inure from and after the Business Transfer Time to the HPC Group.

(d) Transfer of Delayed HPC Group Assets and Delayed HPC Group Liabilities. If and when the Approvals or Notifications, the absence of which caused the deferral of transfer or assignment of any Delayed HPC Group Asset or the deferral of assumption of any Delayed HPC Group Liability, are obtained or made, and, if and when any other legal impediments to the transfer or assignment of any Delayed HPC Group Asset or the assumption of any Delayed HPC Group Liability have been removed, the transfer or assignment of the applicable Delayed HPC Group Asset or the assumption of the applicable Delayed HPC Group Liability, as the case may be, shall be effected in accordance with the terms of this Agreement and/or the applicable Transaction Document.

(e) Costs for Delayed HPC Group Assets and Delayed HPC Group Liabilities. Any member of the Bit Digital Group retaining a Delayed HPC Group Asset or Delayed HPC Group Liability due to the deferral of the transfer or assignment of such Delayed HPC Group Asset or the deferral of the assumption of such Delayed HPC Group Liability, as the case may be, shall not be obligated, in connection with the foregoing, to expend any money unless the necessary funds are advanced (or otherwise made available) by HPC Group, other than reasonable out-of-pocket expenses, attorneys’ fees and recording or similar fees, all of which shall be promptly reimbursed by HPC Group; provided, however, that the Bit Digital Group shall not knowingly allow the loss or diminution of value of any Delayed HPC Group Asset without first providing HPC Group commercially reasonable notice of such potential loss or diminution in value and affording HPC Group a commercially reasonable opportunity to take action to prevent such loss or diminution in value.

(f) Approvals and Notifications for Bit Digital Assets. To the extent that the transfer or assignment of any Bit Digital Asset, the assumption of any Bit Digital Liability, the Separation or the Distribution requires any Approvals or Notifications, the Parties shall use their Commercially Reasonable Efforts to obtain or make such Approvals or Notifications as soon as reasonably practicable; provided, however, that, except to the extent expressly provided in this Agreement or any of the Transaction Documents or as otherwise agreed between Bit Digital and HPC Group, neither Bit Digital nor HPC Group shall be obligated to contribute capital or pay any consideration in any form (including providing any letter of credit, guaranty or other financial accommodation) to any Person in order to obtain or make such Approvals or Notifications.

(g) Delayed Bit Digital Transfers. If and to the extent that the valid, complete and perfected transfer or assignment to the Bit Digital Group of any Bit Digital Asset or assumption by the Bit Digital Group of any Bit Digital Liability in connection with the Separation or the Distribution would be a violation of applicable Law or require any Approval or Notification that has not been obtained or made by the Business Transfer Time then, unless the Parties shall otherwise mutually determine, the transfer or assignment to the Bit Digital Group of such Bit Digital Assets or the assumption by the Bit Digital Group of such Bit Digital Liabilities, as the case may be, shall be automatically deemed deferred and any such purported transfer assignment or assumption shall be null and void until such time as all legal impediments are removed or such Approval or Notification has been obtained or made. Notwithstanding the foregoing, any such Bit Digital Assets or Bit Digital Liabilities shall continue to constitute Bit Digital Assets and Bit Digital Liabilities for all other purposes of this Agreement.

(h) Treatment of Delayed Bit Digital Assets and Delayed Bit Digital Liabilities. If any transfer or assignment of any Bit Digital Asset (or a portion thereof) or any assumption of any Bit Digital Liability (or a portion thereof) intended to be transferred, assigned or assumed hereunder, as the case may be, is not consummated on or prior to the Business Transfer Time whether as a result of the provisions of Section 1.05(g) or for any other reason (any such Bit Digital Asset (or a portion thereof), a “Delayed Bit Digital Asset” and any such Bit Digital Liability (or a portion thereof), a “Delayed Bit Digital Liability”), then, insofar as reasonably possible and subject to applicable Law, HPC Group retaining such Delayed Bit Digital Asset or such Delayed Bit Digital Liability, as the case may be, shall thereafter hold such Delayed Bit Digital Asset or Delayed Bit Digital Liability, as the case may be, for the use and benefit of the member of the Bit Digital Group entitled thereto (at the expense of the member of the Bit Digital Group entitled thereto). In addition, HPC Group retaining such Delayed Bit Digital Asset or such Delayed Bit Digital Liability shall, insofar as reasonably possible and to the extent permitted by applicable Law, treat such Delayed Bit Digital Asset or Delayed Bit Digital Liability in the ordinary course of business in accordance with Bit Digital Group past practice and take such other actions as may be reasonably requested by the member of the Bit Digital Group to which such Delayed Bit Digital Asset is to be transferred or assigned, or which will assume such Delayed Bit Digital Liability, as the case may be, in order to place such member of the Bit Digital Group in a substantially similar position as if such Delayed Bit Digital Asset or Delayed Bit Digital Liability had been transferred, assigned or assumed and so that all the benefits and burdens relating to such Delayed Bit Digital Asset or Delayed Bit Digital Liability, as the case may be, including use, risk of loss, potential for gain, and dominion, control and command over such Delayed Bit Digital Asset or Delayed Bit Digital Liability, as the case may be, and all costs and expenses related thereto, shall inure from and after the Business Transfer Time to the Bit Digital Group.

(i) Transfer of Delayed Bit Digital Assets and Delayed Bit Digital Liabilities. If and when the Approvals or Notifications, the absence of which caused the deferral of transfer or assignment of any Delayed Bit Digital Asset or the deferral of assumption of any Delayed Bit Digital Liability pursuant to Section 1.05(g), are obtained or made, and, if and when any other legal impediments to the transfer or assignment of any Delayed Bit Digital Asset or the assumption of any Delayed Bit Digital Liability have been removed, the transfer or assignment of the applicable Delayed Bit Digital Asset or the assumption of the applicable Delayed Bit Digital Liability, as the case may be, shall be effected in accordance with the terms of this Agreement and/or the applicable Transaction Document.

(j) Costs for Delayed Bit Digital Assets and Delayed Bit Digital Liabilities. HPC Group retaining a Delayed Bit Digital Asset or Delayed Bit Digital Liability due to the deferral of the transfer or assignment of such Delayed Bit Digital Asset or the deferral of the assumption of such Delayed Bit Digital Liability, as the case may be, shall not be obligated, in connection with the foregoing, to expend any money unless the necessary funds are advanced (or otherwise made available) by Bit Digital or the member of the Bit Digital Group entitled to the Delayed Bit Digital Asset or Delayed Bit Digital Liability, other than reasonable out-of-pocket expenses, attorneys’ fees and recording or similar fees, all of which shall be promptly reimbursed by Bit Digital or the member of the Bit Digital Group entitled to such Delayed Bit Digital Asset or Delayed Bit Digital Liability; provided, however, that HPC Group shall not knowingly allow the loss or diminution of value of any Delayed Bit Digital Asset without first providing the Bit Digital Group commercially reasonable notice of such potential loss or diminution in value and affording the Bit Digital Group a commercially reasonable opportunity to take action to prevent such loss or diminution in value.

Section 1.06 Novation of Liabilities.

(a) Novation of HPC Group Liabilities.

(i) Except as set forth in Schedule 1.06(a), each of Bit Digital and HPC Group, at the request of the other, shall use its Commercially Reasonable Efforts to obtain, or to cause to be obtained, as soon as reasonably practicable, any consent, substitution, approval or amendment required to novate or assign all HPC Group Liabilities and obtain in writing the unconditional release of each member of the Bit Digital Group that is a party to any such arrangements, so that, in any such case, HPC Group shall be solely responsible for such HPC Group Liabilities; provided, however, that, except as otherwise expressly provided in this Agreement or any of the Transaction Documents, neither Bit Digital nor HPC Group shall be obligated to contribute any capital or pay any consideration in any form (including providing any letter of credit, guaranty or other financial accommodation) to any Third Party from whom any such consent, substitution, approval, amendment or release is requested.

(ii) If Bit Digital or HPC Group is unable to obtain, or to cause to be obtained, any such required consent, substitution, approval, amendment or release and the applicable member of the Bit Digital Group continues to be bound by such agreement, lease, license or other obligation or Liability (each, an “Unreleased HPC Group Liability”), HPC Group shall, to the extent not prohibited by Law, as indemnitor, guarantor, agent or subcontractor for such member of the Bit Digital Group, as the case may be, (x) pay, perform and discharge fully all the obligations or other Liabilities of such member of the Bit Digital Group that constitute Unreleased HPC Group Liabilities from and after the Business Transfer Time and (y) use its Commercially Reasonable Efforts to effect such payment, performance or discharge prior to any demand for such payment, performance or discharge is permitted to be made by the obligee thereunder on any member of the Bit Digital Group. If and when any such consent, substitution, approval, amendment or release shall be obtained or the Unreleased HPC Group Liabilities shall otherwise become assignable or able to be novated, Bit Digital shall promptly assign, or cause to be assigned, and HPC Group shall assume, such Unreleased HPC Group Liabilities without exchange of further consideration.

(b) Novation of Bit Digital Liabilities.

(i) Each of Bit Digital and HPC Group, at the request of the other, shall use its Commercially Reasonable Efforts to obtain, or to cause to be obtained, as soon as reasonably practicable, any consent, substitution, approval or amendment required to novate or assign all Bit Digital Liabilities and obtain in writing the unconditional release of HPC Group that is a party to any such arrangements, so that, in any such case, the members of the Bit Digital Group shall be solely responsible for such Bit Digital liabilities; provided, however, that, except as otherwise expressly provided in this Agreement or any of the Transaction Documents, neither Bit Digital nor HPC Group shall be obligated to contribute any capital or pay any consideration in any form (including providing any letter of credit, guaranty or other financial accommodation) to any Third Party from whom any such consent, substitution, approval, amendment or release is requested.

(ii) If Bit Digital or HPC Group is unable to obtain, or to cause to be obtained, any such required consent, substitution, approval, amendment or release and HPC Group continues to be bound by such agreement, lease, license or other obligation or Liability (each, an “Unreleased Bit Digital Liability”), Bit Digital shall, to the extent not prohibited by Law, as indemnitor, guarantor, agent or subcontractor for HPC Group, as the case may be, (x) pay, perform and discharge fully all the obligations or other Liabilities of HPC Group that constitute Unreleased Bit Digital Liabilities from and after the Business Transfer Time and (y) use its Commercially Reasonable Efforts to effect such payment, performance or discharge prior to any demand for such payment, performance or discharge is permitted to be made by the obligee thereunder on HPC Group. If and when any such consent, substitution, approval, amendment or release shall be obtained or the Unreleased Bit Digital Liabilities shall otherwise become assignable or able to be novated, HPC Group shall promptly assign, or cause to be assigned, and Bit Digital or the applicable Bit Digital Group member shall assume, such Unreleased Bit Digital Liabilities without exchange of further consideration.

Section 1.07 Treatment of Shared Contracts. (a) Subject to applicable Law and without limiting the generality of the obligations set forth in Section 1.01(c), unless the Parties otherwise agree or the benefits of any contract, agreement, arrangement, commitment or understanding described in this Section 1.07 are expressly conveyed to the applicable Party pursuant to this Agreement or any Transaction Document, any Contract, a portion of which is a HPC Group Contract, but the remainder of which is a Bit Digital Asset (any such Contract, a “Shared Contract”), including those set forth on Schedule 1.07, shall be assigned in relevant part to the applicable member(s) of the applicable Group, if so assignable, or appropriately amended prior to, on or after the Business Transfer Time, so that each Party shall, as of the Business Transfer Time, be entitled to the rights and benefits, and shall assume the related portion of any Liabilities, inuring to its respective businesses; provided, however, that (i) in no event shall any member of any Bit Digital Group be required to assign (or amend) any Shared Contract in its entirety or to assign a portion of any Shared Contract which is not assignable (or cannot be amended) by its terms (including any terms imposing consents or conditions on an assignment where such consents or conditions have not been obtained or fulfilled) and (ii) if any Shared Contract cannot be so partially assigned by its terms or otherwise, or cannot be amended or if such assignment or amendment would impair the benefit the parties thereto derive from such Shared Contract, then the Parties shall, and shall cause each of the respective members of the Bit Digital Group to, take such other reasonable and permissible actions (including by providing prompt notice to the other Party with respect to any relevant claim of Liability or other relevant matters arising in connection with a Shared Contract so as to allow such other Party the ability to exercise any applicable rights under such Shared Contract) to cause HPC Group or the Bit Digital Group, as the case may be, to receive the rights and benefits of that portion of each Shared Contract that relates to the HPC Services Business Segment, or the Retained Business, as the case may be (in each case, to the extent so related), as if such Shared Contract had been assigned to a member of the Bit Digital Group (or amended to allow a Party to exercise applicable rights under such Shared Contract) pursuant to this Section 1.07, and to bear the burden of the corresponding Liabilities (including any Liabilities that may arise by reason of such arrangement), as if such Liabilities had been assumed by a member of the applicable Bit Digital Group pursuant to this Section 1.07.

(b) Except as otherwise required by applicable Law, each of Bit Digital and HPC Group shall, and shall cause the Parties to, (i) treat for all Tax purposes the portion of each Shared Contract inuring to its respective businesses as an Asset owned by, and/or a Liability of, as applicable, such Party not later than the Business Transfer Time, and (ii) neither report nor take any Tax position (on a Tax Return or otherwise) inconsistent with such treatment.

(c) Nothing in this Section 2.07 shall require any member of the Bit Digital Group to make any non-de minimis payment (except to the extent advanced, assumed or agreed in advance to be reimbursed by any other member of the Bit Digital Group), incur any non-de minimis obligation or grant any non-de minimis concession for the benefit of any other member of the Bit Digital Group in order to effect any transaction contemplated by this Section 2.07.

Section 1.08 Termination of Intercompany Agreements; Settlement of Intercompany Accounts. (a) HPC Group, on behalf of itself, and Bit Digital, on behalf of itself and each other member of the Bit Digital Group, on the other hand, hereby terminate any and all Contracts between or among HPC Group, on the one hand, and Bit Digital or any other member of the Bit Digital Group, on the other hand, effective without further action as of the Business Transfer Time, other than this Agreement, the Transaction Documents, the Contracts set forth on Schedule 1.08 and any other Contract expressly contemplated by this Agreement to be entered into or continued by the Parties. No such Contract (including any provision thereof which purports to survive termination) will be of any further force or effect after the Business Transfer Time and all parties will be released from all Liabilities thereunder. Each Party will, at the reasonable request of any other Party, take or cause to be taken such other actions as may be necessary to effect the foregoing.

(b) Bit Digital will have caused all of the intercompany receivables, payables, loans and other accounts, rights and Liabilities between HPC Group, on the one hand, and Bit Digital or any other member of the Bit Digital Group, on the other hand, in existence as of the Business Transfer Time (collectively, the “Intercompany Accounts”) to be (i) settled in full in cash or (ii) otherwise cancelled, terminated or extinguished, in which case the balance will be treated as a contribution to capital or a dividend (in the case of each of clauses (i) and (ii), with no further liability or obligation thereunder), such that, as of the Business Transfer Time, there are no Intercompany Accounts outstanding.

Section 1.09 Release of Guarantees. In furtherance of, and not in limitation of, the obligations set forth in Section 1.06:

(a) On or prior to the Effective Time or as soon as practicable thereafter, each of Bit Digital and HPC Group shall, at the request of the other Party and with the reasonable cooperation of such other Party, use Commercially Reasonable Efforts to (i) have Bit Digital or any other member(s) of the Bit Digital Group removed as guarantor of or obligor for any HPC Group Liability to the extent that such guarantee or obligation relates to HPC Group Liabilities, including the removal of any Security Interest on or in any Bit Digital Asset that may serve as collateral or security for any such HPC Group Liability; and (ii) have HPC Group removed as guarantor of or obligor for any Bit Digital Liability to the extent that such guarantee or obligation relates to Bit Digital Liabilities, including the removal of any Security Interest on or in any HPC Group Asset that may serve as collateral or security for any such Bit Digital Liability.

(b) To the extent required to obtain a release from a guarantee of:

(i) Bit Digital or any member of the Bit Digital Group, and HPC Group shall execute a guarantee agreement in the form of the existing guarantee or such other form as is agreed to by the relevant parties to such guarantee agreement, which agreement shall include the removal of any Security Interest on or in any Bit Digital Asset that may serve as collateral or security for any HPC Group Liability, except to the extent that such existing guarantee contains representations, covenants or other terms or provisions either (x) with which HPC Group would be reasonably unable to comply or (y) which HPC Group would not reasonably be able to avoid breaching; and

(ii) HPC Group and Bit Digital shall (or shall cause a member of the Bit Digital Group to) execute a guarantee agreement in the form of the existing guarantee or such other form as is agreed to by the relevant parties to such guarantee agreement, which agreement shall include the removal of any Security Interest on or in any HPC Group Asset that may serve as collateral or security for any Bit Digital Liability, except to the extent that such existing guarantee contains representations, covenants or other terms or provisions either (x) with which Bit Digital (or any other member of the Bit Digital Group) would be reasonably unable to comply or (y) which Bit Digital (or any other member of the Bit Digital Group) would not reasonably be able to avoid breaching.

(c) If Bit Digital or HPC Group is unable to obtain, or to cause to be obtained, any such required removal or release as set forth in clauses (a) and (b) of this Section 1.09, (i) the Party that has assumed the Liability with respect to such guarantee shall indemnify, defend and hold harmless the guarantor or obligor against or from any Liability arising from or relating thereto in accordance with the provisions of Article IV and shall, as agent or subcontractor for such guarantor or obligor, pay, perform and discharge fully all the obligations or other Liabilities of such guarantor or obligor thereunder; and (ii) each of which Bit Digital and HPC Group agrees not to renew or extend the term of, increase any obligations under, or transfer to a Third Party, any loan, guarantee, lease, contract or other obligation for which the other Party is or may be liable unless all obligations of such other Party with respect thereto are thereupon terminated by documentation satisfactory in form and substance to such other Party.

Section 1.10 Bank Accounts; Cash Balances. (a) Each Party agrees to take at the Business Transfer Time (or such earlier time as the Parties may agree), all actions necessary to amend all contracts or agreements governing each bank and brokerage account owned by HPC Group (collectively, the “HPC Group Accounts”) and all contracts or agreements governing each bank or brokerage account owned by Bit Digital or any other member of the Bit Digital Group (collectively, the “Bit Digital Accounts”) so that each such HPC Group Account and Bit Digital Account, if currently linked (whether by automatic withdrawal, automatic deposit or any other authorization to transfer funds from or to) to any Bit Digital Account or HPC Group Account, respectively, is de-linked from such Bit Digital Account or HPC Group Account, respectively.

(b) It is intended that, following consummation of the actions contemplated by Section 1.10(a), there will be in place a cash management process pursuant to which the HPC Group Accounts will be managed and funds collected will be transferred into one or more accounts maintained by HPC Group.

(c) It is intended that, following consummation of the actions contemplated by Section 1.10(a), there will continue to be in place a cash management process pursuant to which the Bit Digital Accounts will be managed and funds collected will be transferred into one or more accounts maintained by Bit Digital or a member of the Bit Digital Group.

(d) With respect to any outstanding checks issued or payments initiated by Bit Digital or a member of Bit Digital Group, or HPC Group, prior to the Business Transfer Time, such outstanding checks and payments shall be honored following the Business Transfer Time by the Person owning the account on which the check is drawn or from which the payment was initiated, respectively.

(e) As between Bit Digital (and the members of Bit Digital Group) and HPC Group, all payments made and reimbursements, credits, returns, or rebates received after the Business Transfer Time by either Party that relate to a business, Asset or Liability of the other Party, shall be held by such Party in trust for the use and benefit of the Party entitled thereto and, promptly following receipt by such Party of any such payment or reimbursement, credit, return or rebate such Party shall pay over, or shall cause the applicable member of its Group to pay over to the other Party the amount of such payment or reimbursement without right of set-off.

Section 1.11 Other Transaction Documents. Effective on or prior to the Business Transfer Time, each of Bit Digital and HPC Group will, or will cause the applicable members of their Groups to, execute and deliver all other Transaction Documents to which it is a party.

Section 1.12 HPC Group Transfer.

(a) Prior to the Distribution, HPC Group shall, as partial consideration for Bit Digital’s Conveyance to HPC Group of the HPC Group Assets, undertake the following actions:

(i) assume the HPC Group Liabilities in accordance with the requirements of this Agreement; and

(ii) additionally, prior to Distribution, Bit Digital shall transfer all of the equity interests of Bit Digital AI, and its subsidiaries to White Fiber.

Section 1.13 Financial Information Certifications. Bit Digital’s disclosure controls and procedures and internal control over financial reporting (as each is contemplated by the Exchange Act) are currently applicable to HPC Group. In order to enable the principal executive officer and principal financial officer of White Fiber to make the certifications required of them under Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 following the Distribution in respect of any quarterly or annual fiscal period of White Fiber that begins on or prior to the Distribution Date in respect of which financial statements are not included in the Form 10 Registration Statement (a “Straddle Period”), Bit Digital, on or before the date that is ten days prior to the latest date on which White Fiber may file the periodic report pursuant to Section 13 of the Exchange Act for any such Straddle Period (not taking into account any possible extensions), shall provide White Fiber with one or more certifications with respect to such disclosure controls and procedures and the effectiveness thereof and whether there were any changes in the internal controls over financial reporting that have materially affected or are reasonably likely to materially affect the internal control over financial reporting, which certification(s) shall (x) be with respect to the applicable Straddle Period (it being understood that no certification need be provided with respect to any period or portion of any period after the Distribution Date) and (y) be in substantially the same form as those that had been provided by officers or employees of Bit Digital in similar certifications delivered prior to the Distribution Date, with such changes thereto as Bit Digital may reasonably determine. Such certification(s) shall be provided by Bit Digital (and not by any officer or employee in their individual capacity).

Section 1.14 Disclaimer; No Representations or Warranties. Except as expressly set forth in this Agreement or in any of the other Transaction Documents, each Party on behalf of itself and each of its Affiliates understands and agrees that neither Party nor any of its Affiliates is making any representation or warranty of any kind whatsoever, express or implied, to the other party or any of its Affiliates or to any other Person in respect of the contemplated transactions or any information that may have been exchanged or provided pursuant to this Agreement or any other Transaction Document, and that all HPC Group Assets are being assigned and transferred, and all HPC Group Liabilities are being assumed, on an “as is,” “where is” basis. Without limiting the generality of the foregoing, (i) neither Bit Digital nor any of its Affiliates has made or shall be deemed to have made any representations or warranties in any presentation or written information relating to the HPC Services Business Segment, given or to be given in connection with the contemplated transactions or in any filing made or to be made by or on behalf of Bit Digital or any of its Affiliates with any Governmental Authority, and no statement made in any such presentation or written materials, made in any such filing or contained in any such other information shall be deemed a representation or warranty hereunder or otherwise, and (ii) Bit Digital, on its own behalf and on behalf of the other members of the Bit Digital Group, expressly disclaims any implied warranties, including warranties of fitness for a particular purpose and warranties of merchantability. HPC Group acknowledges and agrees that HPC Group specifically disclaims that it is relying upon or has relied upon any representations or warranties that have been made by Bit Digital or any other Person relating to the HPC Services Business Segment, and acknowledges and agrees that Bit Digital has specifically disclaimed and does hereby specifically disclaim any representation or warranty made by Bit Digital or any other person relating to the HPC Services Business Segment.

Section 1.15 Tax Allocation Matters.

(a) Determination of Taxes, Refunds and Tax Benefits. The amount of any Taxes, any Refunds attributable to Taxes for which Bit Digital or White Fiber, respectively, is responsible pursuant to this Agreement, or the amount of any Tax Benefit, in each case, attributable to one or more items of income, gain, loss, deduction or credit (or equivalent items in the case of non-income Taxes) (the “relevant items”) shall be based on the increase or decrease in the amount of cash Taxes for which such Party is liable when measured by including such relevant items in a computation of Tax compared to excluding such relevant items from the computation of Tax, in each case as determined by Bit Digital in its sole and absolute discretion, which may include making simplifying assumptions concerning the computation of Tax, including that the relevant Party be deemed to recognize all other items of income, gain, loss, deduction or credit (or equivalent items) before recognizing such relevant items; provided, that, if there is no increase or decrease in the amount of cash Taxes for which a Party is liable in the taxable period when first measured, the Parties shall thereafter make payments to one another at the end of each subsequent taxable period to reflect any increase or decrease in the amount of cash Taxes recognized in such subsequent taxable period; provided, further, that notwithstanding anything in this Section 1.15 to the contrary, Bit Digital shall not be responsible for any non-U.S. Taxes of White Fiber to the extent White Fiber has Tax Attributes attributable to the HPC Services Business Segment that are available to offset such Tax, as determined by Bit Digital in its sole and absolute discretion.

(b) Allocation of Joint/Consolidated/Combined Tax Liabilities. Except as otherwise provided to the contrary, Taxes relating to any joint/consolidated/combined Returns shall be allocated as follows:

(i) Allocation to Bit Digital for Pre-Distribution Periods. Bit Digital shall pay and be responsible for any and all Taxes due with respect to or required to be reported on any joint/consolidated/combined Return for all Pre-Distribution Periods.

(ii) Allocation to White Fiber for Post-Distribution Periods. Regarding the Post-Distribution Period. White Fiber shall pay and be responsible for any and all Taxes attributable to the HPC Services Business Segment that are due with respect to or required to be reported on any joint/consolidated/combined Return.

(c) Allocation of Separate Tax Liabilities. Except as otherwise provided to the contrary, Taxes relating to Separate Returns shall be allocated as follows:

(i) Bit Digital shall pay and be responsible for any and all Taxes due with respect to or required to be reported on any Bit Digital Separate Return for all taxable periods.

(ii) White Fiber shall pay and be responsible for any and all Taxes due with respect to or required to be reported on any White Fiber Separate Return for all taxable periods.

(d) For the avoidance of doubt, notwithstanding anything to the contrary set forth in this Agreement, any income recognized pursuant to Section 951(a)(1)(B) of the Code as a result of any guarantee or pledge executed by White Fiber in connection with the Transactions shall be allocated solely to White Fiber

Section 1.16 Employee Matters.

(a). Bit Digital Group Employee Liabilities. Except as specifically provided to the contrary in this Agreement, the Bit Digital Group will be solely responsible for (i) all employment, compensation and employee benefits Liabilities relating to Bit Digital Employees, Former Bit Digital Employees and Bit Digital Directors, whether arising on, before, or after the Distribution Date, (ii) all Liabilities arising under each Bit Digital U.S. Plan and Bit Digital Non-U.S. Plan, whether arising on, before, or after the Distribution Date, and (iii) any other Liabilities expressly assigned or allocated to a member of the Bit Digital Group under this Agreement.

(b) HPC Group Employee Liabilities. Except as specifically provided in this Agreement, White Fiber will be solely responsible for (a) all employment, compensation and employee benefits Liabilities relating to HPC Group Employees, Former HPC Group Employees and HPC Group Directors, whether arising on, before, or after the Distribution Date (except with respect to any Bit Digital Equity Awards), (b) all Liabilities arising under each HPC Group U.S. Plan and HPC Group Non-U.S. Plan, whether arising on, before, or after the Distribution Date, and (c) any other Liabilities expressly assigned or allocated to a member of the HPC Group under this Employee Matters Agreement.

(c) Bit Digital Plans/HPC Group Plans.

(i) Except as otherwise provided herein, effective as of the Distribution Date, the Bit Digital Group will be exclusively responsible for administering each Bit Digital sponsored U.S. Plan and Bit Digital sponsored Non-U.S. Plan in accordance with its terms and for all obligations and Liabilities with respect to, and all benefits owed to participants in, the Bit Digital U.S. Plans and the Bit Digital Non-U.S. Plans, whether arising before, on, or after the Distribution Date.

(ii) Except as otherwise provided herein, effective as of the Distribution Date, White Fiber will be exclusively responsible for administering each White Fiber sponsored U.S. Plan and White Fiber sponsored Non-U.S. Plan in accordance with its terms and for all obligations and Liabilities with respect to, and all benefits owed to participants in, the HPC Group U.S. Plans and the HPC Group Non-U.S. Plans, whether arising before, on, or after the Distribution Date.

ARTICLE II.
THE DISTRIBUTION

Section 2.01 Sole and Absolute Discretion; Cooperation. (a) Bit Digital shall, in its sole and absolute discretion, determine the terms of the Distribution, including the form, structure and terms of any transaction(s) and/or offering(s) to effect the Distribution and the timing and conditions to the consummation of the Distribution. In addition, Bit Digital may, at any time and from time to time until the consummation of the Distribution, modify or change the terms of the Distribution, including by accelerating or delaying the timing of the consummation of all or part of the Distribution. Nothing shall in any way limit Bit Digital’s right to terminate this Agreement or the Distribution as set forth in Article VI or alter the consequences of any such termination from those specified in Article VI.

(b) White Fiber shall cooperate with Bit Digital to accomplish the Distribution and shall, at Bit Digital’s direction, promptly take any and all actions, necessary or desirable to effect the Distribution, including in respect of the registration under the Exchange Act of White Fiber Ordinary Shares on the Form 10 Registration Statement. Bit Digital shall select any investment bank or manager in connection with the Distribution, as well as any financial printer, solicitation and/or exchange agent and financial, legal, accounting and other advisors for Bit Digital. White Fiber and Bit Digital, as the case may be, will provide to the Distribution Agent any information required in order to complete the Distribution.

Section 2.02 Actions Prior to the Distribution. Prior to the Effective Time and subject to the terms and conditions set forth herein, Bit Digital and White Fiber shall take, or cause to be taken, the following actions in connection with the Distribution:

(a) White Fiber and Bit Digital shall prepare, and White Fiber shall file, any amendments or supplements to the Form 10 Registration Statement and the Form 10 Registration Statement’s exhibit (including the Information Statement) as may be necessary or advisable in order to cause the Form 10 Registration Statement to become and remain effective as required by the SEC or federal, state or other applicable securities laws. Bit Digital and White Fiber shall prepare, and White Fiber shall, to the extent required under applicable law, file with the SEC any such documentation and any requisite no-action letters that Bit Digital determines are necessary or desirable to effectuate the Distribution, and Bit Digital and White Fiber shall each use reasonable best efforts to obtain all necessary approvals from the SEC with respect thereto as soon as practicable. Bit Digital shall, as soon as is reasonably practicable after the Form 10 Registration Statement is declared effective under the Exchange Act and the Bit Digital Board has approved the Distribution, cause the Information Statement to be made available to the Record Holders, including by mailing the Information Statement to the Record Holders.

(b) White Fiber will prepare, file with the SEC and use reasonable best efforts to cause to become effective any registration statements or amendments thereto required to effect the establishment of, or amendments to, any employee benefit and other plans necessary or appropriate in connection with the transactions contemplated by this Agreement or any of the Transaction Documents.

(c) Each of Bit Digital and White Fiber will take all such actions as may be necessary or appropriate under the securities or blue sky laws of the states or other political subdivisions of the United States or of other foreign jurisdictions in connection with the Distribution.

(d) White Fiber will prepare and file, and will use reasonable best efforts to have approved prior to the Distribution, an application for the listing on Nasdaq or another national securities exchange of the White Fiber Ordinary Shares to be distributed in the Distribution, subject to official notice of listing.

(e) Prior to the Distribution, the directors of Bit Digital will duly elect the individuals listed as members of the White Fiber board of directors in the Information Statement, and such individuals will become the members of the White Fiber board of directors effective as of no later than immediately prior to the Distribution; provided, however, that to the extent required by any law or requirement of Nasdaq or any other national securities exchange, as applicable, at least one independent director will be appointed by the existing board of directors of HPC Group to begin his or her term prior to the Distribution in accordance with such law or requirement.

(f) Bit Digital and White Fiber shall take all necessary actions so that as of the Effective Time: (i) the directors and executive officers of White Fiber shall be those set forth in the Information Statement made available to the Record Holders prior to the Distribution Date, unless otherwise agreed by Bit Digital and White Fiber; and (ii) White Fiber shall have such other officers as White Fiber shall appoint.

(g) Bit Digital and White Fiber shall take all necessary actions so that, as of the Effective Time, the White Fiber Certificate of Incorporation and Memorandum and Articles of Association, each in substantially the form filed as an exhibit to the Form 10 Registration Statement, shall become the certificate of incorporation and Member and Articles of Association of White Fiber.

(h) Bit Digital shall enter into a distribution agent agreement with the Distribution Agent or otherwise provide instructions to the Distribution Agent regarding the Distribution;

(i) Bit Digital and White Fiber shall take all actions as may be necessary to approve the grants of adjusted equity awards by Bit Digital (in respect of Bit Digital Ordinary Shares) and White Fiber (in respect of White Fiber Ordinary Shares) in connection with the Distribution in order to satisfy the requirements of Rule 16b-3 under the Exchange Act.

Section 2.03 Conditions to the Distribution. (a) The consummation of the Distribution will be subject to the satisfaction, or waiver by Bit Digital in its sole and absolute discretion, of the following conditions:

(i) The Bit Digital Board shall have authorized and approved the Separation and the Distribution and shall not have withdrawn such authorization and approval;

(ii) The Bit Digital Board shall have declared the dividend of White Fiber Ordinary Shares to the Record Holders;

(iii) The SEC shall have declared the Form 10 Registration Statement effective under the Exchange Act, no stop order suspending the effectiveness of the Form 10 Registration Statement shall be in effect, and no proceedings for such purpose shall be pending before or threatened by the SEC;

(iv) The Information Statement shall have been made available to the Record Holders;

(v) Nasdaq or another national securities exchange approved by the Bit Digital Board shall have accepted the White Fiber Ordinary Shares for listing, subject to official notice of issuance;

(vi) The transfer of the HPC Group Assets (other than any Delayed HPC Group Asset) and HPC Group Liabilities (other than any Delayed HPC Group Liability) contemplated to be transferred from Bit Digital to HPC Group on or prior to the Distribution shall have occurred as contemplated by Section 1.01(c), and the transfer of the Bit Digital Assets (other than any Delayed Bit Digital Asset) and Bit Digital Liabilities (other than any Delayed Bit Digital Liability) contemplated to be transferred from HPC Group to Bit Digital on or prior to the Distribution Date shall have occurred as contemplated by Section 1.01(c);

(vii) The Internal Restructuring (including the HPC Group Transfer) shall have been consummated in all material respects;

(viii) The transfer of all of the equity interests of HPC Group contemplated to be transferred from Bit Digital to White Fiber shall have occurred as contemplated by Section 1.12(ii);

(ix) Bit Digital shall have received a written opinion from Moss Adams LLP, tax counsel to Bit Digital, satisfactory to the Bit Digital Board, regarding (i) the qualification of the HPC Group Transfer, taken together with the Distribution, as a tax-free reorganization pursuant to Section 368(a)(1)(D) of the Code, and (ii) the qualification of the Distribution as a distribution of White Fiber stock to Bit Digital’s shareholders pursuant to Section 355 of the Code, and such opinion shall not have been withdrawn or rescinded as of the Distribution Date;

(x) No order, injunction or decree issued by any Governmental Authority of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Separation, the Distribution or any of the transactions related thereto shall be pending or in effect;

(xi) No other events or developments shall exist or shall have occurred that, in the judgment of the Bit Digital Board, in its sole and absolute discretion, makes it inadvisable to effect the Separation, the Distribution or the transactions contemplated by this Agreement or any other Transaction Document;

(xii) Each of the Transaction Documents shall have been duly executed and delivered by the applicable parties thereto;

(xiii) The actions and filings necessary or advisable under applicable U.S. federal, U.S. state or other securities laws or blue sky laws and the rules and regulations thereunder shall have been taken or made, and, where applicable, have become effective or been accepted by the applicable Governmental Authority; and

(xiv) Any required approvals of any Governmental Authority necessary to consummate the transactions contemplated by this Agreement and the Transaction Documents shall have been obtained and be in full force and effect.

(b) The foregoing conditions are for the sole benefit of Bit Digital and shall not give rise to or create any duty on the part of Bit Digital or the Bit Digital Board to waive or not waive any such condition or in any way limit Bit Digital’s right to terminate this Agreement as set forth in Article VI or alter the consequences of any such termination from those specified in Article VI. Any determination made by the Bit Digital Board prior to the Distribution concerning the satisfaction or waiver of any or all of the conditions set forth in Section 2.03(a) shall be conclusive and binding on the Parties. If Bit Digital waives any material condition, it shall promptly issue a press release disclosing such fact and file a Report on Form 6-K with the SEC describing such waiver.

Section 2.04 The Distribution. (a) Each of Bit Digital and White Fiber will provide to the Distribution Agent all documents and information required to complete the Distribution.

(b) Subject to the terms and conditions set forth in this Agreement, (i) on or prior to the Distribution Date, for the benefit of and distribution to the Record Holders, Bit Digital will deliver to the Distribution Agent all of the issued and outstanding Ordinary Shares of White Fiber then owned by Bit Digital and book-entry authorizations for such shares and (ii) on the Distribution Date, Bit Digital will instruct the Distribution Agent to (A) distribute to each Record Holder (or such Record Holder’s bank, brokerage firm or other nominee on such Record Holder’s behalf) electronically, by direct registration in book-entry form, the number of whole Ordinary Shares of White Fiber to which such Record Holder is entitled based on the Distribution Ratio and (B) receive and hold for and on behalf of each Record Holder, the number of fractional Ordinary Shares of White Fiber to which such Record Holder is entitled based on the Distribution Ratio. The Distribution will be effective at the Effective Time. On or as soon as practicable after the Distribution Date, the Distribution Agent will mail to each Record Holder an account statement indicating the number of whole Ordinary Shares of White Fiber that have been registered in book-entry form in such Record Holder’s name.

(c) Bit Digital and White Fiber, as the case may be, will instruct the Distribution Agent, as applicable, to deduct and withhold from the consideration otherwise required to be distributed pursuant to this Agreement such amounts as are required to be deducted and withheld from such consideration under the Code or any provision of state, local or foreign Tax Law. Any withheld amounts will be treated for all purposes of this Agreement as having been distributed to the Persons otherwise entitled thereto.

(d) Until the White Fiber Ordinary Shares are duly transferred in accordance with this Section 2.04 and applicable Law, from and after the Effective Time, White Fiber will regard the Persons entitled to receive such White Fiber Ordinary Shares as record holders of White Fiber Ordinary Shares in accordance with the terms of the Distribution without requiring any action on the part of such Persons. White Fiber agrees that, subject to any transfers of such shares, from and after the Effective Time (i) each such holder will be entitled to receive all dividends, if any, payable on, and exercise voting rights and all other rights and privileges with respect to, the White Fiber Ordinary Shares then held by such holder, and (ii) each such holder will be entitled, without any action on the part of such holder, to receive evidence of ownership of the White Fiber Ordinary Shares then held by such holder.

Section 2.05 Fractional Shares. (a) Bit Digital’s shareholders holding a number of Bit Digital Ordinary Shares, on the Record Date, which would entitle such shareholders to receive less than one whole Ordinary Share of White Fiber in the Distribution will with any resulting fractional shares to be rounded to the nearest whole White Fiber Share. Fractional Ordinary Shares of White Fiber will not be distributed in the Distribution nor credited to book-entry accounts. The Distribution Agent and Bit Digital will, as soon as practicable after the Distribution Date, determine the number of whole and fractional White Fiber Ordinary Shares that each Record Holder is entitled to receive in the Distribution.

(b) Any White Fiber Ordinary Shares that remain unclaimed by any Record Holder one hundred and eighty (180) days after the Distribution Date shall be delivered to White Fiber, and White Fiber or its transfer agent on its behalf shall hold such White Fiber Ordinary Shares of such Record Holder, and the Parties agree that all obligations to provide such White Fiber Ordinary Shares shall be obligations of White Fiber, subject in each case to applicable escheat or other abandoned property Laws, and White Fiber shall have no Liability with respect thereto.

(c) Solely for purposes of computing fractional share interests pursuant to this Section 2.05, the beneficial owner of Bit Digital Ordinary Shares held of record in the name of a nominee in any nominee account shall be treated as the Record Holder with respect to such shares.

Section 2.06 Plan of Reorganization. This Agreement constitutes and hereby is adopted as a “plan of reorganization” under Treasury Regulation Section 1.368-2(g) with respect to the transactions contemplated hereby.

ARTICLE III.
COVENANTS

Section 3.01 Further Assurances; Efforts To Obtain Approvals or Notifications. In addition to the actions specifically provided for elsewhere in this Agreement or in any other Transaction Document, each Party will cooperate with each other and use (and will cause their respective Subsidiaries and Affiliates to use) their reasonable best efforts, prior to, at and after the Distribution, to take, or to cause to be taken, all actions, and to do, or to cause to be done, all things reasonably necessary on its part under applicable Law or contractual obligations to consummate and make effective the transactions contemplated by this Agreement and the other Transaction Documents as promptly as practicable; provided, however, that neither Bit Digital, HPC Group, nor White Fiber will be required to make any non-de minimis payments, incur any non-de minimis Liability or offer or grant any non-de minimis accommodation (financial or otherwise) to any Third Party in connection with obtaining any Approvals or Notifications. Except as otherwise expressly contemplated by another provision of the Transaction Documents, each Party will bear its respective costs and expenses incurred in connection with obtaining such Approvals or Notifications. Without limiting the foregoing, upon the reasonable request of a Party hereto, the other Party shall, and shall cause its respective Affiliates to, execute, acknowledge and deliver all such further assurances, deeds, assignments, conveyances, powers of attorney and other instruments and papers as may be required for the transfer to White Fiber of direct or indirect ownership of the HPC Group Assets and to a member of the Bit Digital Group ownership of the Bit Digital Assets and the assumption by HPC Group of the HPC Group Liabilities and the assumption by the Bit Digital Group of the Bit Digital Liabilities, as contemplated by this Agreement (it being understood that no such assurances, deeds, assignments, conveyances, powers of attorney or other instruments or papers will require Bit Digital or any of its Affiliates to make any additional representations, warranties or covenants, expressed or implied, not contained in this Agreement).

Section 3.02 Access to Information; Cooperation.

(a) White Fiber and HPC Group to Bit Digital. Subject to Section 3.02(e), from the Distribution Date until the five-year anniversary of the Distribution Date, upon reasonable request, White Fiber will: (i) promptly afford to Bit Digital and its Representatives reasonable access upon reasonable prior notice during normal business hours, to its offices, properties, agreements, books, records, employees, auditors and other agents (giving consideration to business demands of such employees, auditors and other agents), to the extent relating to the HPC Group and/or HPC Services Business Segment prior to the Effective Time, and provide copies of such Information (including any Shared Information in its possession or under its control) as Bit Digital may reasonably request for any proper purpose, including in connection with (A) the preparation of any financial statements or reports or the satisfaction of its public reporting obligations, (B) to the extent requested to permit Bit Digital or any of its Affiliates to comply with their financial reporting, accounting or auditing obligations with respect to any period ending before the Distribution Date, (C) any judicial, quasi-judicial, administrative or audit proceeding or Action related to the conduct or ownership of the HPC Group and/or White Fiber for which Bit Digital or such Affiliate has retained any Liability under this Agreement, (D) the defense or pursuit of any claims, allegations or actions that relate to or may relate to any Bit Digital Assets, Bit Digital Liabilities or claim for indemnification, and (E) otherwise to the extent reasonably required by Bit Digital; and (ii) use reasonable best efforts to cooperate in the defense or pursuit of any Bit Digital Asset or Bit Digital Liability or any claim or action that relates to occurrences involving the HPC Services Business Segment or the Retained Business prior to the Distribution Date, or that relates to any obligation of Bit Digital or Bit Digital Affiliates under Data Protection Laws, including any request for access by any Data Subjects, that requires the cooperation of HPC Group and/or White Fiber; provided that Bit Digital will reimburse HPC Group and/or White Fiber for any reasonable out-of-pocket expenses (including fees and expenses of attorneys, accountants and other agents or representatives) incurred by HPC Group and/or White Fiber in connection with any such defense, claim, action or request. Bit Digital agrees to treat and hold as confidential all Information provided or otherwise made available to it or any of its Representatives under this Section 3.02(a) in accordance with the provisions of Section 3.03.

(b) Bit Digital to HPC Group and/or White Fiber. Subject to Section 3.02(e), from the Distribution Date until the five-year anniversary of the Distribution Date, upon reasonable request, Bit Digital will, and will cause the members of the Bit Digital Group to: (i) promptly afford to HPC Group and/or White Fiber and their Representatives reasonable access upon reasonable prior notice during normal business hours, to its offices, properties, agreements, books, records, employees, auditors and other agents (giving consideration to business demands of such employees, auditors and other agents), to the extent relating to the HPC Services Business Segment prior to the Effective Time, and provide copies of such Information (including any Shared Information in its possession or under its control) as HPC Group and/or White Fiber may reasonably request for any proper purpose, including in connection with (A) the preparation of any financial statements or reports or the satisfaction of its public reporting obligations, (B) to the extent requested to permit HPC Group and/or White Fiber or any of their Affiliates to comply with their financial reporting, accounting or outstanding obligations, (C) any judicial, quasi-judicial, administrative or audit proceeding or Action related to the conduct or ownership of the HPC Group and/or White Fiber for which HPC Group and/or White Fiber has assumed any Liability under this Agreement, (D) the defense or pursuit of any claims, allegations or actions that relate to or may relate to any HPC Group Assets, HPC Group Liabilities or claim for indemnification, and (E) otherwise to the extent reasonably required by HPC Group and/or White Fiber; and (ii) use reasonable best efforts to cooperate in the defense or pursuit of any White Fiber Asset or White Fiber Liability or any claim or action that relates to occurrences involving the HPC Services Business Segment prior to the Distribution Date or that relates to any obligation of HPC Group and/or White Fiber or HPC Group Affiliates under Data Protection Laws, including any request for access by any Data Subjects, that requires the cooperation of Bit Digital or members of the Bit Digital Group; provided that HPC Group and/or White Fiber will reimburse the Bit Digital Group for any reasonable out-of-pocket expenses (including fees and expenses of attorneys, accountants and other agents or representatives) incurred by any member of the Bit Digital Group in connection with any such defense, claim, action or request. HPC Group and/or White Fiber agree to treat and hold as confidential all Information provided or otherwise made available to it or any of its Representatives under this Section 3.02(b) in accordance with the provisions of Section 3.03.

(c) Shared Information. Except as otherwise provided in the Transition Services Agreement or as prohibited by applicable Law, each Party, will provide, or cause to be provided, to the other Party, at any time after the Distribution Date and until the seven-year anniversary of the Distribution Date, as soon as reasonably practicable after written request therefor, any Shared Information in its possession or under its control. Each of HPC Group and/or White Fiber agree to make their respective personnel available during regular business hours to discuss the Information exchanged pursuant to this Section 3.02. Each Party will take measures that it reasonably determines in good faith to be appropriate to ensure that any competitively sensitive Shared Information from one Party is not disclosed to the other Party’s personnel involved in a competing business.

(d) Reimbursement. The Party requesting Information will reimburse the other Party for the reasonable third-party out-of-pocket costs and expenses (including attorneys’ fees, but excluding reimbursement for general overhead, salaries and employee benefits (other than reasonable administrative overhead directly attributable to requests for access made by or on behalf of the Party requesting access (e.g., overtime)), if any, of creating, gathering and copying such Information, to the extent that such costs are reasonably incurred by the other Party or its Representatives for the benefit of the requesting Party.

(e) No Obligation to Disclose. Notwithstanding anything to the contrary contained herein, nothing in this Section 3.02 will require: (i) Bit Digital or HPC Group and/or White Fiber, as applicable, to provide the other Party or its Representatives or any third parties with access to (A) any Personal Data, including that contained in personnel records of employees relating to individual performance or evaluation records, patients records, medical histories or other Information which, in the disclosing party’s good faith opinion, is sensitive or the disclosure of which could subject such party or its Affiliates to risk of liability or violation of any Data Protection Laws or (B) Information the disclosure of which, in the disclosing party’s reasonable good faith opinion (x) would conflict with confidentiality obligations to which such Party or any of its Affiliates is bound, (y) would reasonably be expected to result in the forfeiture or waiver of any attorney-client or similar privilege, or (z) would violate an applicable Law; provided that, in the case of each of clause (A) and (B), the disclosing party will use Commercially Reasonable Efforts to provide the other Party, to the extent possible, with access to the relevant Information in a manner that would not reasonably be expected to conflict with confidentiality obligations or Data Protection Laws, result in the forfeiture or waiver of any such attorney-client or similar privilege, or violate applicable Law (provided further, that, for purposes of this Section 3.02(e) “Commercially Reasonable Efforts” shall be deemed to include implementing appropriate and reasonable legal measures in compliance with Data Protection Laws, including, for example, the measures specified in a Data Processing Agreement); (ii) either Party’s independent accountants to make available to the other party or its Representatives any work papers unless and until such Person has signed a customary confidentiality and hold harmless agreement relating to such access to work papers in form and substance reasonably acceptable to such independent accountants; or (iii) either HPC Group and/or White Fiber to provide any cost or pricing Information for any of its products that compete directly with the other Party’s products. In the event that a Party relies upon this Section 3.02(e) in not providing the other Party with any information or material requested, such non-providing Party shall be required to promptly notify the other Party that it has determined to not provide Information or materials pursuant to this Section 3.02(e).

(f) Ownership of Information. Except as expressly provided in this Agreement or other Transaction Document, no Party grants or confers rights of license or any other rights in any Information owned by such Party to any other Party hereunder. Any Information owned by a Party that is provided to the other Party pursuant to this Section 3.02 will remain the property of the Party that owned and provided such Information. Each Party will remove and destroy any hard drives or other electronic data storage devices from any computer or server that is reasonably likely to contain Information that is protected by this Section 3.02 and that is transferred or sold to a Third Party or otherwise disposed of in accordance with Section 3.02(g), unless required by Law or bona fide document retention policies to retain such materials.

(g) Record Retention. Each Party agrees to use its Commercially Reasonable Efforts to retain all Information that relates to the operations of HPC Group and the HPC Services Business Segment in its respective possession or control at the Business Transfer Time and at the Distribution in accordance with their respective then existing document retention policies, as such policies may be amended from time to time.

(h) Limitation of Liability. Neither Party shall have any Liability to the other Party in the event that any information exchanged or provided pursuant to this Agreement is found to be inaccurate in the absence of gross negligence, bad faith, fraud or willful misconduct by the Party providing such information. Neither Party shall have any Liability to any other Party if any information is destroyed after Commercially Reasonable Efforts by such Party to comply with the provisions of Section 3.02(g).

(i) Other Agreements Providing for Exchange of Information. (i) The rights and obligations granted under this Section 3.02 are subject to any specific limitations, qualifications or additional provisions on the sharing, exchange, retention or confidential treatment of Information or protection of Personal Data set forth in any Transaction Document. Any Party that receives, pursuant to a request for Information in accordance with this Section 3.02, Tangible Information that is not relevant to its request shall, at the request of the providing Party, (i) return it to the providing Party or, at the providing Party’s request, destroy such Tangible Information; and (ii) deliver to the providing Party written confirmation that such Tangible Information was returned or destroyed, as the case may be, which confirmation shall be signed by an authorized representative of the requesting Party.

Section 3.03 Confidentiality; No Release, Return or Destruction; Third Party Information and Data Protection.

(a) Confidentiality. Subject to Section 3.04, and without prejudice to any longer period that may be provided for in any of the other Transaction Documents, from and after the Effective Time until the three-year anniversary of the Effective Time, each of Bit Digital and HPC Group and/or White Fiber agrees to hold, and to cause its respective Representatives to hold, in strict confidence, with at least the same degree of care that applies to Bit Digital’s confidential and proprietary information pursuant to policies in effect as of the Effective Time, all confidential and proprietary information concerning the other Party or their respective businesses that is either in its possession (including confidential and proprietary information in its possession prior to the date hereof) or furnished by any such other Party or their respective Representatives at any time pursuant to this Agreement, any other Transaction Document or otherwise, and shall not use any such confidential and proprietary information other than for such purposes as shall be expressly permitted hereunder or thereunder, except, in each case, to the extent that such confidential and proprietary information has been (i) in the public domain or generally available to the public, other than as a result of a disclosure by such Party or any of their respective Representatives in violation of this Agreement, (ii) later lawfully acquired from other sources by such Party which sources are not themselves known by such Party to be bound by a confidentiality obligation or other contractual, legal or fiduciary obligation of confidentiality with respect to such confidential and proprietary information, or (iii) independently developed or generated without reference to or use of any proprietary or confidential information of the other Party. Notwithstanding the foregoing three-year period, Bit Digital’s and HPC Group and/or White Fiber’s obligations with respect to confidential and proprietary information that constitutes Trade Secrets shall survive and continue for so long as such confidential and proprietary information retains its status as a Trade Secret. If any confidential and proprietary information of one Party is disclosed to the other Party in connection with providing services to such first Party under this Agreement or any other Transaction Document, then such disclosed confidential and proprietary information shall be used only as required to perform such services.

(b) No Release; Return or Destruction. Each Party agrees not to release or disclose, or permit to be released or disclosed, any information addressed in Section 3.03(a) to any other Person, except its Representatives who need to know such information in their capacities as such (who shall be advised of their obligations hereunder with respect to such information), and except in compliance with Section 3.04. Without limiting the foregoing, when any such information is no longer needed for the purposes contemplated by this Agreement or any other Transaction Document, and is no longer subject to any legal hold or other document preservation obligation, each Party will promptly after request of the other Party either return to the other Party all such information in a tangible form (including all copies thereof and all notes, extracts or summaries based thereon) or notify the other Party in writing that it has destroyed such information (and such copies thereof and such notes, extracts or summaries based thereon); provided, that the Parties may retain electronic back-up versions of such information maintained on routine computer system backup tapes, disks or other backup storage devices; provided further, that any such information so retained shall remain subject to the confidentiality provisions of this Agreement or any other Transaction Document.

(c) Third-Party Information. Each Party acknowledges that it may presently have and, following the Effective Time, may gain access to or possession of confidential or proprietary information of Third Parties (i) that was received under confidentiality or non-disclosure agreements entered into between such Third Parties, on the one hand, and the other Party, on the other hand, prior to the Effective Time; or (ii) that, as between the two Parties, was originally collected by the other Party and that may be subject to and protected by applicable Laws. Each Party agrees that it shall hold, protect and use, and shall cause its and their respective Representatives to hold, protect and use, in strict confidence the confidential and proprietary information of Third Parties in accordance with the obligations outlined in applicable Laws and the terms of any agreements that were either entered into before the Effective Time or affirmative commitments or representations that were made before the Effective Time by, between or among the other Party, on the one hand, and such Third Parties, on the other hand, including as set forth in the Data Processing Agreement.

(d) Privacy and Data Protection Laws.

(i) Each Party shall:

(A) comply with all applicable Data Protection Laws in the Processing of Personal Data and to Process Personal Data solely as required by the Agreement and limited to that which is necessary for the purpose of performing the Party’s obligations under the Agreement, subject to the requirements of Data Protection Laws;

(B) execute a data processing agreement (the “Data Processing Agreement”), in accordance with Data Protection Laws, where one Party is a Processor (or Sub-Processor) acting on behalf of the other Party for the purpose of Processing Personal Data; provided that, subject to Section 3.03(d)(i)(C), should any agreements between the Parties, including this Agreement, be in conflict with the provisions of a Data Processing Agreement, the Data Processing Agreement shall control;

(C) implement appropriate technical and organizational measures to ensure a level of security appropriate to the risk.

(ii) Each Party acknowledges that it may presently and, following the Effective Time, Process Personal Data (including personal health information) relating to Data Subjects (A) that was received under privacy policies and data protection notices prior to the Effective Time or (B) that, as between the Parties, was collected by the other Party prior to the Effective Time and may be subject to privacy policies and data protection notices, as well as applicable Data Protection Laws or other applicable Laws. Each Party agrees that it shall hold, protect and use, and shall cause its respective Representatives to hold, protect and use, in strict confidence the Personal Data (including personal health information) relating to Data Subjects in accordance with the obligations outlined in the applicable privacy policies and data protection notices and applicable Data Protection Laws or other applicable Laws.

Section 3.04 Protective Arrangements. In the event that a Party determines on the advice of its counsel that it is required to disclose any information pursuant to applicable Law or receives any request or demand under lawful process or from any Governmental Authority to disclose or provide information of the other Party that is subject to the confidentiality provisions hereof, such Party shall notify the other Party (to the extent legally permitted) as promptly as practicable under the circumstances prior to disclosing or providing such information and shall cooperate, at the expense of the other Party, in seeking any appropriate protective order requested by the other Party. In the event that such other Party fails to receive such appropriate protective order in a timely manner and the Party receiving the request or demand reasonably determines that its failure to disclose or provide such information shall actually prejudice the Party receiving the request or demand, then the Party that received such request or demand may thereafter disclose or provide information to the extent required by such Law (as so advised by its counsel) or by lawful process or such Governmental Authority, and the disclosing Party shall promptly provide the other Party with a copy of the information so disclosed, in the same form and format so disclosed, together with a list of all Persons to whom such information was disclosed, in each case to the extent legally permitted.

Section 3.05 Insurance Matters. (a) Bit Digital, HPC Group and/or White Fiber agree to cooperate in good faith to provide for an orderly transition of insurance coverage from the date hereof through the Effective Time. In no event shall Bit Digital, any other member of the Bit Digital Group or any Bit Digital Indemnified Party have Liability or obligation whatsoever to HPC Group and/or White Fiber in the event that any (i) insurance policy or insurance policy related contract shall be terminated or otherwise cease to be in effect for any reason, shall be unavailable or inadequate to cover any Liability of HPC Group and/or White Fiber for any reason whatsoever or shall be cancelled, not renewed or not extended beyond the current expiration date or (ii) any insurer declines, denies, delays or obstructs any claim payment.

(b) With the sole exception of incidents occurring prior to the Effective Time and which would be otherwise covered under the insurance policies of Bit Digital or any member of the Bit Digital Group set forth on Schedule 3.05(b) (collectively, the “Covered Policies”) from and after the Effective Time, HPC Group and/or White Fiber, or any of their respective employees (including former or inactive employees) shall cease to be insured by, shall have no access or availability to or under, shall not be entitled to make claims on or under and shall not be entitled to claim benefits from or seek coverage under, and shall not have any rights to or under, any of Bit Digital’s or any member of the Bit Digital Group’s insurance policies or any of their respective self-insured programs in place immediately prior to the Effective Time. Solely with respect to the Covered Policies, from and after the Effective Time, with respect to any losses, damages and Liability incurred by HPC Group and/or White Fiber prior to the Effective Time, Bit Digital will provide HPC Group and/or White Fiber with access to, and HPC Group and/or White Fiber may make claims under, the Covered Policies in place immediately prior to the Effective Time, but solely to the extent that such policies provided coverage for HPC Group and/or HPC Services Business Segment prior to the Effective Time; provided that such access to, and the right to make claims under, such insurance policies, shall be subject to the terms, conditions and exclusions of such insurance policies, including any limits on coverage or scope, any deductibles, self-insured retentions and other fees and expenses, and shall be subject to the following additional conditions:

(i) HPC Group and/or White Fiber shall notify Bit Digital’s Director of Risk Management (or such other Person of Bit Digital if there is no Director of Risk Management), as promptly as practicable, of any incident, circumstance or occurrence that may lead to a claim made by HPC Group and/or White Fiber pursuant to this Section 3.05(b); and

(ii) HPC Group and/or White Fiber shall reimburse Bit Digital and the members of the Bit Digital Group for all claim-related payments made by Bit Digital or any member of the Bit Digital Group on or after the Effective Time that arise from claims made by HPC Group and/or White Fiber, any of their respective employees or any Third Party under Bit Digital’s or any member of the Bit Digital Group’s self-insured, large deductible, or fronted insurance programs for occurrences prior to the Effective Time, including overhead, claim handling and administrative costs, taxes, surcharges, state assessments and other related costs. HPC Group and/or White Fiber shall indemnify, hold harmless and reimburse Bit Digital and the members of the Bit Digital Group for any deductibles, self-insured retention, fees, indemnity payments, settlements, judgments, legal fees, allocated claims expenses, claim handling fees, costs of filing a claim and any premium increases or other amounts that are or become payable, or that are incurred, by Bit Digital or any members of the Bit Digital Group to the extent resulting from any access to, or any claims made by HPC Group and/or White Fiber under, any of Bit Digital’s or a member of the Bit Digital Group’s insurance policies provided pursuant to this Section 3.05(b), whether such claims are made by HPC Group and/or White Fiber, their employees or Third Parties; and

(iii) HPC Group and/or White Fiber shall exclusively bear (and neither Bit Digital nor any members of the Bit Digital Group shall have any obligation to repay or reimburse HPC Group and/or White Fiber for) and shall be liable for all excluded, uninsured, uncovered, unavailable or uncollectible amounts (including where any insurer declines, denies, delays or obstructs any claim payment) of all such claims made for the benefit of HPC Group and/or White Fiber under the policies as provided for in this Section 3.05(b). Where a policy includes a reinstatement of limits, in the event an insurance policy aggregate is exhausted, or believed likely to be exhausted, due to noticed claims, HPC Group and/or White Fiber, on the one hand, and the Bit Digital Group, on the other hand, shall be responsible for their pro rata portion of the reinstatement premium, if any, based upon the losses of such Party submitted to Bit Digital’s insurance carrier(s) (including any submissions prior to the Effective Time). To the extent that the Bit Digital Group or HPC Group and/or White Fiber is allocated more than its pro rata portion of such premium due to the timing of losses submitted to Bit Digital’s insurance carrier(s), the other party shall promptly pay the first party an amount so that each Party has been properly allocated its pro rata portion of the reinstatement premium. Subject to the following sentence, a Party may elect not to reinstate the policy aggregate even if available. In the event that a Party elects not to reinstate the policy aggregate, it shall provide prompt written notice to the other Party and shall have no rights to claim against or have any benefit from the reinstated limits. A Party which elects to reinstate the policy aggregate shall be responsible for all reinstatement premiums and other costs associated with such reinstatement to the extent such Party has received notice from the other Party that such other Party does not elect to reinstate the limits.

(c) In the event that any member of the Bit Digital Group incurs any losses, damages or Liability prior to or in respect of the period prior to the Effective Time for which such member of the Bit Digital Group is entitled to coverage under HPC Group and/ or White Fiber’s third-party insurance policies, the same process pursuant to Section 3.05(b) shall apply, substituting “Bit Digital” for “HPC Group and/or White Fiber” and “HPC Group and/or White Fiber” for “Bit Digital”, including for purposes of the first sentence of Section 3.05(f).

(d) At the Effective Time, HPC Group and/or White Fiber shall have in effect all insurance programs required to comply with HPC Group and/or White Fiber contractual obligations and such other policies required by Law or as reasonably necessary or appropriate for companies operating a business similar to the HPC Services Business Segment.

(e) Neither HPC Group and/or White Fiber, in connection with making a claim under any insurance policy of Bit Digital or any member of the Bit Digital Group pursuant to this Section 3.05, shall take any action that would be reasonably likely to (i) have a material and adverse impact on the then-current relationship between Bit Digital or any member of the Bit Digital Group, on the one hand, and the applicable insurance company, on the other hand; (ii) result in the applicable insurance company terminating or materially reducing coverage, or materially increasing the amount of any premium owed by Bit Digital or any member of the Bit Digital Group under the applicable insurance policy; or (iii) otherwise compromise, jeopardize or interfere in any material respect with the rights of Bit Digital or any member of the Bit Digital Group under the applicable insurance policy; provided that HPC Group and/or White Fiber’s or any of their respective employees’ or any Third Party’s making of a claim pursuant to Section 3.05(b)(ii) shall not be deemed to be an action that triggers the foregoing clauses (i), (ii) or (iii).

(f) Any payments, costs, adjustments or reimbursements to be paid by HPC Group and/or White Fiber pursuant to this Section 3.05 shall be billed quarterly and payable within 30 days from receipt of an invoice from Bit Digital. Bit Digital shall retain the exclusive right to control its insurance policies and programs, including the right to exhaust, settle, release, commute, buyback or otherwise resolve disputes with respect to any of its insurance policies and programs and to amend, modify or waive any rights under any such insurance policies and programs, notwithstanding whether any such policies or programs apply to any HPC Group Liabilities and/or claims HPC Group and/or White Fiber has made or could make in the future, and HPC Group and/or White Fiber shall erode, exhaust, settle, release, commute, buyback or otherwise resolve disputes with Bit Digital’s insurers with respect to any of Bit Digital’s insurance policies and programs, or amend, modify or waive any rights under any such insurance policies and programs. HPC Group and/or White Fiber shall cooperate with Bit Digital and share such information as is reasonably necessary in order to permit Bit Digital to manage and conduct its insurance matters as Bit Digital deems appropriate.

(g) This Agreement shall not be considered as an attempted assignment of any policy of insurance or as a contract of insurance and shall not be construed to waive any right or remedy of any member of the Bit Digital Group in respect of any insurance policy or any other contract or policy of insurance

(h) HPC Group and/or White Fiber does hereby, for itself, agree that no member of the Bit Digital Group shall have any Liability whatsoever as a result of the insurance policies and practices of Bit Digital and the members of the Bit Digital Group as in effect at any time, including as a result of the level or scope of any such insurance, the creditworthiness of any insurance carrier, the terms and conditions of any policy, or the adequacy or timeliness of any notice to any insurance carrier with respect to any claim or potential claim or otherwise.

Section 3.06 Privileged Matters. (a) The Parties acknowledge and agree that HPC Group and/or White Fiber’s attorney-client privilege, attorney work-product protection and expectation of client confidence with respect to any communications (“Privileged Communications”) concerning any proposed sale of the HPC Services Business Segment or any other transaction contemplated by this Agreement or any of the other Transaction Documents (such Privileged Communications, “Privileged Transaction Communications”), and all information and documents covered by such privilege, protection or expectation shall be retained and controlled by Bit Digital, and may be waived only by Bit Digital. The Parties acknowledge and agree that the Privileged Transaction Communications shall not be controlled, owned, used, waived or claimed by HPC Group and/or White Fiber upon consummation of the Distribution; and in the event of a dispute between HPC Group and/or White Fiber and a Third Party or any other circumstance in which a Third Party requests or demands that HPC Group produce Privileged Transaction Communications, HPC Group and/or White Fiber shall direct Bit Digital to assert such attorney-client privilege on behalf of the applicable member of Bit Digital Group to prevent disclosure of Privileged Transaction Communications to such Third Party.

(b) The Parties acknowledge and agree that Privileged Communications concerning general business matters related to the HPC Services Business Segment and HPC Group and/or White Fiber and arising prior to the Distribution for the benefit of both Bit Digital and HPC Group and/or White Fiber (such Privileged Communications, “Privileged Business Communications”) shall be subject to a joint privilege and protection between Bit Digital, on the one hand, and HPC Group and/or White Fiber, on the other hand, and Bit Digital and HPC Group and/or White Fiber shall have equal right to assert such joint privilege and protection and no such joint privilege or protection may be waived by (i) Bit Digital without the prior written consent of HPC Group and/or White Fiber; or (ii) by HPC Group and/or White Fiber without the prior written consent of Bit Digital; provided, however, that any such Privileged Business Communications, whether arising prior to, or after the Distribution Date, with respect to any matter for which a Party hereto has an indemnification obligation hereunder, shall be subject to the sole control of such Party which shall be solely entitled to control the assertion or waiver of the privilege or protection, whether or not such Privileged Business Communications are in the possession of or under the control of such Party.

(c) Upon receipt by HPC Group and/or White Fiber or any of their Affiliates of any subpoena, discovery or other request from any Third Party that calls for or would be reasonably expected to call for the production or disclosure of Privileged Transaction Communications or if HPC Group and/or White Fiber or any of its Affiliates obtains knowledge that any current or former employee of HPC Group and/or White Fiber receives any subpoena, discovery or other request from any Third Party that calls for or would be reasonably expected to call for the production or disclosure of Privileged Transaction Communications, HPC Group and/or White Fiber will promptly notify Bit Digital of the existence of the request and will provide Bit Digital a reasonable opportunity to assert any rights it may have under this Section 3.06 or otherwise to prevent the production or disclosure of such Privileged Transaction Communications. HPC Group and/or White Fiber will not, and will cause their Affiliates not to produce or disclose to any Third Party any of the Privileged Transaction Communications under this Section 3.06 unless (i) Bit Digital has provided its express written consent to such production or disclosure or (ii) a court of competent jurisdiction has entered an Order finding that the Privileged Transaction Communications are not entitled to protection from disclosure under any applicable privilege, doctrine or rule.

(d) Upon receipt by either Party or any of their respective Affiliates of any subpoena, discovery or other request from any Third Party that calls for or would be reasonably expected to call for the production or disclosure of Privileged Business Communications or if either Party obtains knowledge that any current or former employee of such Party receives any subpoena, discovery or other request from any Third Party that calls for or would be reasonably expected to call for the production or disclosure of Privileged Business Communications, such Party will promptly notify the other Party of the existence of the request and will provide such other Party a reasonable opportunity to assert any rights it may have under this Section 3.06 or otherwise to prevent the production or disclosure of such Privileged Business Communications. Neither Party will, and will cause its respective Affiliates not to, produce or disclose to any Third Party any of the Privileged Business Communications under this Section 3.06 unless (i) the other Party has provided its express written consent to such production or disclosure or (ii) a court of competent jurisdiction has entered an Order finding that the Privileged Business Communications are not entitled to protection from disclosure under any applicable privilege, doctrine or rule.

(e) Neither Bit Digital nor HPC Group and/or White Fiber will, and will cause their respective Affiliates not to, produce or disclose to any Third Party any of the Privileged Business Communications under this Section 3.06 unless (i) the other Party has provided its express written consent to such production or disclosure or (ii) a court of competent jurisdiction has entered an Order finding that the Privileged Business Communications are not entitled to protection from disclosure under any applicable privilege, doctrine or rule.

(f) The access to Information, witnesses and individuals being granted pursuant to Section 3.02 and the disclosure to Bit Digital and HPC Group and/or White Fiber of Privileged Communications relating to the HPC Services Business Segment pursuant to this Agreement in connection with the transactions contemplated hereby will not be asserted by Bit Digital or HPC Group to constitute, or otherwise deemed, a waiver of any privilege that has been or may be asserted under this Section 3.06 or otherwise. Nothing in this Agreement will operate to reduce, minimize or condition the rights granted to Bit Digital and HPC Group and/or White Fiber in, or the obligations imposed upon Bit Digital and HPC Group and/or White Fiber by, this Section 3.06.

Section 3.07 Production of Witnesses; Records; Cooperation. (a) After the Effective Time, except in the case of a Dispute between Bit Digital and HPC Group and/or White Fiber, or any members of their respective Groups, each Party shall use its Commercially Reasonable Efforts to make available to the other Party, upon written request, the former and future directors, officers, employees, other personnel and agents of the members of its respective Group as witnesses and any books, records or other documents within its control or which it otherwise has the ability to make available without undue burden, to the extent that any such person (giving consideration to business demands of such directors, officers, employees, other personnel and agents) or books, records or other documents may reasonably be required in connection with any Action in which the requesting Party (or member of its Group) may from time to time be involved, regardless of whether such Action is a matter with respect to which indemnification may be sought hereunder. The requesting Party shall bear all costs and expenses in connection therewith.

(b) If an Indemnifying Party chooses to defend or to seek to compromise or settle any Third-Party Claim, the other Party shall make available to such Indemnifying Party, upon written request, the former, current and future directors, officers, employees, other personnel and agents of the members of its respective Group as witnesses and any books, records or other documents within its control or which it otherwise has the ability to make available without undue burden, to the extent that any such person (giving consideration to business demands of such directors, officers, employees, other personnel and agents) or books, records or other documents may reasonably be required in connection with such defense, settlement or compromise, or such prosecution, evaluation or pursuit, as the case may be, and shall otherwise cooperate in such defense, settlement or compromise, or such prosecution, evaluation or pursuit, as the case may be.

(c) Without limiting the foregoing, the Parties shall cooperate and consult to the extent reasonably necessary with respect to any Actions.

(d) Without limiting any provision of this Section 3.07, each of the Parties agrees to cooperate, and to cause each member of its respective Group to cooperate, with each other in the defense of any infringement or similar claim with respect to any Intellectual Property and shall not claim to acknowledge, or permit any member of its respective Group to claim to acknowledge, the validity or infringing use of any Intellectual Property of a Third Party in a manner that would hamper or undermine the defense of such infringement or similar claim.

(e) The obligation of the Parties to provide witnesses pursuant to this Section 3.07 is intended to be interpreted in a manner so as to facilitate cooperation and shall include the obligation to provide as witnesses directors, officers, employees, other personnel and agents without regard to whether such person or the employer of such person could assert a possible business conflict (subject to the exception set forth in the first sentence of Section 3.07(a)).

Section 3.08 Names and Marks; Licensed Bit Digital IP. (a) Except as provided in, contemplated by or required in connection with the provision of services or licenses pursuant to any Transaction Document or as provided in this Section 3.08, as of the Distribution (i) HPC Group and/or White Fiber shall not have any right to use or display the HPC Group and/or White Fiber Names and Marks in any form and (ii) the Bit Digital Group shall not have any right to use or display the HPC Group Names and Marks in any form; provided, however, that (A) to the extent such Bit Digital Names and Marks were used or displayed by HPC Group prior to the Distribution, HPC Group and/or White Fiber shall, as soon as reasonably practicable, but in any event within thirty-six (36) months after the Distribution, at their expense, cease all use or display of all Bit Digital Names and Marks and shall remove any and all references to the Bit Digital Names and Marks on HPC Group Assets (including on business cards, stationary, commercial signs and similar identifiers), except that with respect to the HPC Group Assets set forth on Schedule 3.08(a)(ii)(A), HPC Group and/or White Fiber shall have up to thirty-six (36) months after the Distribution to cease use or display of Bit Digital Names and Marks or to remove any and all references to the Bit Digital Names and Marks, (B) to the extent such HPC Group Names and Marks were used or displayed by any member of the Bit Digital Group prior to the Distribution, the members of the Bit Digital Group shall, as soon as reasonably practicable, but in any event within thirty-six (36) months after the Distribution, at their expense, cease all use or display of all HPC Group Names and Marks and shall remove any and all references to the HPC Group Names and Marks on Bit Digital Assets, except that with respect to the Bit Digital Assets set forth on Schedule 3.08(a)(ii)(B), the members of the Bit Digital Group shall have up to thirty-six (36) months after the Distribution to cease use or display of any HPC Group Names and Marks or to remove any and all references to the HPC Group Names and Marks, (C) HPC Group and/or White Fiber shall have the right to continue to use the Bit Digital Names and Marks in perpetuity to the extent they are incorporated into historical records, memorabilia, awards, the HPC Group Assets set forth on Schedule 3.08(a)(ii)(C), and the like prior to the Distribution, and (D) the Bit Digital Group shall have the right to continue to use the HPC Group Names and Marks in perpetuity to the extent they are incorporated into historical records, memorabilia, awards, and the like prior to the Distribution. In addition, each Party shall have the right to use the other’s respective Names and Marks in perpetuity to the extent they are incorporated into materials that speak generally to the history of the respective companies.

(b) Notwithstanding the foregoing, nothing contained in this Agreement will prevent any Party from using the other’s Names and Marks in documents intended to be filed with Governmental Authorities, in materials intended for distribution to such Party’s shareholders or in any other communication (including correspondence) in any medium that describes the current or former relationship between the Parties.

(c) Effective immediately after the Business Transfer Time, Bit Digital, on behalf of itself and the members of the Bit Digital Group, hereby grants to HPC Group and/or White Fiber and their Affiliates that are in existence at the Business Transfer Time a non-exclusive, worldwide, perpetual, irrevocable, and royalty-free license to use and otherwise exploit the Licensed Bit Digital IP, including the right to make, have made, use, sell, offer for sale, import and export products and services, in each case, in connection with the business of HPC Group and/or White Fiber and their Affiliates as the same exists as of the Business Transfer Time and however it may thereafter exist or evolve; however, such license shall neither be sublicensable nor transferable. Notwithstanding the foregoing, (i) nothing in this Section 3.08(c) shall require Bit Digital or any member of the Bit Digital Group to maintain, renew or prosecute any Licensed Bit Digital IP and Bit Digital and the members of the Bit Digital Group may transfer or abandon or let lapse any Licensed Bit Digital IP in Bit Digital’s sole discretion and (ii) HPC Group and/or White Fiber, on behalf of themselves, hereby covenants and agrees that none of it, or any other Person claiming on behalf of HPC Group and/or White Fiber shall bring suit or otherwise assert any claim against Bit Digital or any member of the Bit Digital Group before any Governmental Authority with respect to this Section 3.08(c) or the Licensed Bit Digital IP.

(d) Effective immediately after the Business Transfer Time, HPC Group and/or White Fiber, on behalf of itself, hereby grants to Bit Digital and its Affiliates that are in existence at the Business Transfer Time a non-exclusive, worldwide, perpetual, irrevocable, and royalty-free license to use and otherwise exploit the Licensed HPC Group IP, including the right to make, have made, use, sell, offer for sale, import and export products and services, in each case, in connection with the business of Bit Digital and its Affiliates as the same exists as of the Business Transfer Time and however it may thereafter exist or evolve; however, such license shall neither be sublicensable nor transferable. Notwithstanding the foregoing, (i) nothing in this Section 3.08(d) shall require HPC Group and/or White Fiber to maintain, renew or prosecute any Licensed HPC Group IP and HPC Group and/or White Fiber may transfer or abandon or let lapse any Licensed HPC Group IP in HPC Group and/or White Fiber’s sole discretion and (ii) Bit Digital, on behalf of itself and the members of the Bit Digital Group, hereby covenants and agrees that none of it, the members of the Bit Digital Group or any other Person claiming on behalf of Bit Digital or members of the Bit Digital Group shall bring suit or otherwise assert any claim against HPC Group and/or White Fiber before any Governmental Authority with respect to this Section 3.08(d) or the Licensed HPC Group IP.

Section 3.09 Late Payments. Except as expressly provided to the contrary in this Agreement or in any other Transaction Document, any amount not paid when due pursuant to this Agreement or any other Transaction Document (and any amounts billed or otherwise invoiced or demanded and properly payable that are not paid within ten days of a notice of non-payment) shall accrue interest at a rate per annum equal to eight percent (8%).

Section 3.10 Inducement. HPC Group and/or White Fiber acknowledges and agrees that Bit Digital’s willingness to cause, effect and consummate the Separation and the Distribution has been conditioned upon and induced by HPC Group and/or White Fiber’s covenants and agreements in this Agreement and the Transaction Documents, including HPC Group and/or White Fiber’s assumption of the HPC Group Liabilities pursuant to the Separation and the provisions of this Agreement and HPC Group and/or White Fiber’s covenants and agreements contained in Article III.

Section 3.11 Post-Effective Time Conduct. The Parties acknowledge that, after the Effective Time, each Party shall be independent of the other Party, with responsibility for its own actions and inactions and its own Liabilities relating to, arising out of or resulting from the conduct of its business, operations and activities following the Effective Time, except as may otherwise be provided in any other Transaction Document, and each Party shall (except as otherwise provided in Article III) use Commercially Reasonable Efforts to prevent such Liabilities from being inappropriately borne by the other Party.

ARTICLE IV.
INDEMNIFICATION; LIMITATION OF LIABILITY

Section 4.01 Release of Pre-Distribution Claims.

(a) HPC Group and White Fiber Release of Bit Digital. Except as provided in Sections 4.01(c) and 4.01(d), effective as of the Effective Time, HPC Group and/or White Fiber do hereby, for themselves, and their respective successors and assigns, and, to the extent permitted by Law, all Persons who at any time prior to the Effective Time have been shareholders, directors, officers, agents or employees of HPC Group and/or White Fiber (in each case, in their respective capacities as such), remise, release and forever discharge (i) Bit Digital and the members of the Bit Digital Group, and their respective successors and assigns, (ii) all Persons who at any time prior to the Effective Time have been shareholders, directors, officers, agents or employees of any member of the Bit Digital Group (in each case, in their respective capacities as such), and their respective heirs, executors, administrators, successors and assigns, and (iii) all Persons who at any time prior to the Effective Time are or have been shareholders, directors, officers, agents or employees of HPC Group and/or White Fiber and who are not, as of immediately following the Effective Time, directors, officers or employees of HPC Group and/or White Fiber, in each case from: (A) all HPC Group Liabilities, (B) all Liabilities arising from or in connection with the transactions and all other activities to implement the Separation and the Distribution and (C) all Liabilities arising from or in connection with actions, inactions, events, omissions, conditions, facts or circumstances occurring or existing prior to the Effective Time (whether or not such Liabilities cease being contingent, mature, become known, are asserted or foreseen, or accrue, in each case before, at or after the Effective Time), in each case to the extent relating to, arising out of or resulting from the HPC Services Business Segment, the HPC Group Assets or the HPC Group Liabilities.

(b) Bit Digital Release of HPC Group and White Fiber Except as provided in Sections 4.01(c) and 4.01(d), effective as of the Effective Time, Bit Digital does hereby, for itself and each other member of the Bit Digital Group, and their respective successors and assigns, and, to the extent permitted by Law, all Persons who at any time prior to the Effective Time have been shareholders, directors, officers, agents or employees of any member of the Bit Digital Group (in each case, in their respective capacities as such), remise, release and forever discharge (i) HPC Group and/or White Fiber and their respective successors and assigns, and (ii) all Persons who at any time prior to the Effective Time have been shareholders, directors, officers, agents or employees of HPC Group (in each case, in their respective capacities as such), and their respective heirs, executors, administrators, successors and assigns, from (A) all Bit Digital Liabilities, (B) all Liabilities arising from or in connection with the transactions and all other activities to implement the Separation and the Distribution and (C) all Liabilities arising from or in connection with actions, inactions, events, omissions, conditions, facts or circumstances occurring or existing prior to the Effective Time (whether or not such Liabilities cease being contingent, mature, become known, are asserted or foreseen, or accrue, in each case before, at or after the Effective Time), in each case to the extent relating to, arising out of or resulting from the Retained Business, the HPC Group Assets or the HPC Group Liabilities.

(c) Obligations Not Affected. Nothing contained in Sections 4.01(a) or 4.01(b) shall impair any right of any Person to enforce this Agreement or any other Transaction Document. Nothing contained in Section 4.01(a) or 4.01(b) shall release any Person from:

(i) any Liability, contingent or otherwise, assumed, transferred, assigned or allocated to the Group of which such Person is a member in accordance with, or any other Liability of any member of any Group under, this Agreement or any other Transaction Document;

(ii) any Liability for the sale, lease or receipt of goods, property or services purchased, obtained or used in the ordinary course of business by a member of one Group from a member of the other Group prior to the Effective Time;

(iii) any Liability that the Parties may have with respect to indemnification or contribution or other obligation pursuant to this Agreement, any other Transaction Document or otherwise for claims brought against the Parties by Third Parties, which Liability shall be governed by the provisions of this Article IV and, if applicable, the appropriate provisions of the other Transaction Documents; or

(iv) any Liability the release of which would result in the release of any Person other than a Person released pursuant to this Section 4.01.

In addition, nothing contained in Section 4.01(a) shall release any member of the Bit Digital Group from honoring its existing obligations to indemnify any director, officer or employee of HPC Group and/or White Fiber who was a director, officer or employee of any member of the Bit Digital Group on or prior to the Effective Time, to the extent such director, officer or employee becomes a named defendant in any Action with respect to which such director, officer or employee was entitled to such indemnification pursuant to such existing obligations; it being understood that, if the underlying obligation giving rise to such Action is a HPC Group Liability, HPC Group and/or White Fiber shall indemnify Bit Digital for such Liability (including Bit Digital’s costs to indemnify the director, officer or employee) in accordance with the provisions set forth in this Article IV.

(d) No Claims. HPC Group and/or White Fiber shall not make any claim or demand, or commence any Action asserting any claim or demand, including any claim of contribution or any indemnification, against Bit Digital or any other member of the Bit Digital Group, or any other Person released pursuant to Section 4.01(a), with respect to any Liabilities released pursuant to Section 4.01(a). Bit Digital shall not make, and shall not permit any other member of the Bit Digital Group to make, any claim or demand, or commence any Action asserting any claim or demand, including any claim of contribution or any indemnification, against Bit Digital, or any other Person released pursuant to Section 4.01(b), with respect to any Liabilities released pursuant to Section 4.01(b).

(e) Execution of Further Releases. At any time at or after the Effective Time, at the request of either Party, the other Party shall cause each member of its respective Group to execute and deliver releases reflecting the provisions of this Section 4.01.

Section 4.02 Indemnification. (a) Indemnification by HPC Group and White Fiber. Without limiting or otherwise affecting the indemnity provisions of any Transaction Document, effective as of the Distribution Date and subject to the limitations set forth in this Article IV, HPC Group and/or White Fiber hereby indemnify Bit Digital, its Affiliates and their respective Representatives (together, in each case, with their respective successors and permitted assigns, the “Bit Digital Indemnified Parties”) from and against, and agrees to hold them harmless from, any and all Damages arising out of, resulting from or related to (whether prior to or following the Distribution) any of the following items (without duplication):

(i) any breach by HPC Group and/or White Fiber of any covenant to be performed by such Persons pursuant to this Agreement or any other Transaction Document (other than Tax Matters and the Transition Services Agreement) subsequent to the Business Transfer Time;

(ii) any HPC Group and/or White Fiber Liability, including the failure of HPC Group and/or White Fiber or any other Person to pay, perform, fulfill, discharge and, to the extent applicable, comply with, in due course and in full, any such HPC Group Liabilities;

(iii) any matters for which indemnification is provided by HPC Group and/or White Fiber or any HPC Group Entity under any Transaction Document (other than this Agreement), it being understood that the terms of such indemnification shall be governed by and subject to the terms of the applicable Transaction Document to the extent such terms differ from the provisions of this Article IV.

(iv) except to the extent it relates to a Bit Digital Liability, any guarantee, indemnification or contribution obligation, surety bond or other credit support agreement, arrangement, commitment or understanding for the benefit of HPC Group and/or White Fiber by any member of the Bit Digital Group that survives following the Distribution; and

(v)  any untrue statement or alleged untrue statement of a material fact or omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, with respect to all information contained in the Form 10 Registration Statement, the Information Statement (as amended or supplemented, if White Fiber shall have furnished any amendments or supplements thereto) or any other Disclosure Document, other than the matters described in clause (v) of Section 4.02(b).

(b) Indemnification by Bit Digital. Without limiting or otherwise affecting the indemnity provisions of any Transaction Document, effective as of the Distribution Date and subject to the limitations set forth in this Article IV, Bit Digital hereby indemnifies HPC Group and/or White Fiber, their Affiliates and their respective Representatives (together, in each case, with their respective successors and permitted assigns, the “HPC Group Indemnified Parties”) from and against, and agrees to hold them harmless from, any and all Damages arising out of, resulting from or related to (whether prior to or following the Distribution) any of the following items (without duplication):

(i) any breach by Bit Digital or any other member of the Bit Digital Group (other than HPC Group) of any covenant to be performed by such Persons pursuant to this Agreement or any Transaction Document (other than the Tax Matters or Transition Services Agreement) subsequent to the Business Transfer Time;

(ii) any Bit Digital Liability, including the failure of Bit Digital or any other member of the Bit Digital Group or any other Person to pay, perform, fulfill, discharge, and, to the extent applicable, comply with, in due course and in full, such Bit Digital Liabilities;

(iii) any matters for which indemnification is provided by Bit Digital or any member of the Bit Digital Group under any Transaction Document (other than this Agreement), it being understood that the terms of such indemnification shall be governed by and subject to the terms of the applicable Transaction Document to the extent such terms differ from the provisions of this Article IV.

(iv) except to the extent it relates to a HPC Group Liability, any guarantee, indemnification or contribution obligation, surety bond or other credit support agreement, arrangement, commitment or understanding for the benefit of any member of the Bit Digital Group by HPC Group and/or White Fiber that survives following the Distribution; and

(v) any untrue statement or alleged untrue statement of a material fact or omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, with respect to statements made explicitly in Bit Digital’s name in the Form 10 Registration Statement, the Information Statement (as amended or supplemented if White Fiber shall have furnished any amendments or supplements thereto) or any other Disclosure Document; it being agreed that the statements set forth on Schedule 4.02(b)(v) shall be the only statements made explicitly in Bit Digital’s name in the Form 10 Registration Statement, the Information Statement or any other Disclosure Document, and all other information contained in the Form 10 Registration Statement, the Information Statement or any other Disclosure Document shall be deemed to be information supplied by White Fiber.

Section 4.03 Calculation and Other Provisions Relating to Indemnity Payments. The amount of any Damages for which indemnification is provided under this Article IV will be net of any amounts actually recovered by the Indemnitee or its Affiliates under non-Affiliated third-party, non-captive insurance policies with respect to such Damages (less the costs of filing a claim and any deductibles, premium increases or other amounts that are or become payable by Bit Digital or any member of the Bit Digital Group under the applicable insurance policies or self-insurance programs as a result of such claim). If any Damages resulting in indemnification under Section 4.02 relates to a claim by an Indemnitee or its Affiliates that is covered by one or more non-Affiliated third-party, non-captive insurance policies held by the Indemnitee or its Affiliates, the Indemnitee will use and will cause its Affiliates to use Commercially Reasonable Efforts to pursue claims against the applicable insurers for coverage of such Damages under such policies. Without duplication of the first sentence of this Section 4.03, the Indemnifying Party will pay directly, or promptly reimburse the Indemnitee for the costs of pursuing such claims (including, if necessary, the filing of coverage litigation). Any indemnity payment hereunder will initially be made without regard to this Section 4.03, and if the Indemnitee or its Affiliates actually receive a full or partial recovery under such insurance policies following payment of indemnification by the Indemnifying Party in respect of such Damages, then the Indemnitee will refund amounts received from the Indemnifying Party up to the amount of indemnification actually received from the Indemnifying Party with respect to such Damages (less the cost to collect the proceeds of such insurance).

Section 4.04 Procedures for Defense, Settlement and Indemnification of Third-Party Claims. (a) Each Person seeking indemnification under this Article IV (the “Indemnitee”) will give prompt written notice to the Person from whom indemnification is sought (the “Indemnifying Party”) of the assertion of any claim or the commencement of any Action by any Third Party (“Third-Party Claim”); provided that the failure of the Indemnitee to give notice as provided in this Section 4.04(a) will not relieve any Indemnifying Party of its obligations under Section 4.02, except to the extent that such failure actually prejudices the rights of any such Indemnifying Party. Such notice will set forth in reasonable detail such claim and the basis for indemnification (taking into account the information then available to the Indemnitee). Thereafter, the Indemnitee will deliver to the Indemnifying Party, as promptly as reasonably practicable following the Indemnitee’s receipt thereof, copies of all written notices and documents (including any court papers) received by the Indemnitee relating to the Third-Party Claim and the Indemnitee will provide the Indemnifying Party with such other Information with respect to any such Third-Party Claim reasonably requested by the Indemnifying Party. The Indemnifying Party will have the right, at its sole option and expense, to be represented by counsel of its choice and, subject to the limitations set forth in this Section 4.04, to assume control of, and defend against, negotiate, settle (subject to Section 4.04(b)) or otherwise deal with such Third-Party Claim, but the Indemnitee may nonetheless participate in the defense of such Third-Party Claim with its own counsel and at its own expense. In the case of any Third-Party Claim for which indemnification is sought, the Indemnifying Party will have the right, upon written notice to the Indemnitee within 30 days after receipt of the notice of such claim (the “Indemnification Dispute Period”), to assume control of and defend against such Third-Party Claim. If the Indemnifying Party elects not to defend against, negotiate, settle or otherwise deal with any Third-Party Claim, or fails to provide the Indemnitee with notice of its intent to assume control of and defend against any Third-Party Claim within the Indemnification Dispute Period, then the Indemnitee may defend against, negotiate, settle (subject to Section 4.04(b)) or otherwise deal with such Third-Party Claim. If the Indemnifying Party will assume the defense of any Third-Party Claim pursuant to this Article IV, then the Indemnitee may participate, at his or its own expense, in the defense of such Third-Party Claim; provided that such Indemnitee will be entitled to participate in any such defense with separate counsel at the expense of the Indemnifying Party if (i) requested by the Indemnifying Party to participate or (ii) in the reasonable opinion of counsel to the Indemnifying Party, a material conflict exists between the Indemnitee and the Indemnifying Party that would make such separate representation advisable; provided, further that the Indemnifying Party will not be required to pay for more than one such counsel for all Indemnitees in connection with any Third-Party Claim. Notwithstanding the foregoing, participation by the Indemnitee will allow the Indemnitee to consult with independent counsel or advisors and to submit comments and questions, which the Indemnifying Party will consider or respond to in good faith but the Indemnifying Party will not be obligated to act upon and, subject to the terms of this Article IV, such comments or questions will not alter or limit the Indemnifying Party’s obligations as set forth in this Agreement.

(b) Notwithstanding anything in this Section 4.04 to the contrary, neither the Indemnifying Party nor the Indemnitee will, without the written consent of the other party, settle or compromise any Third-Party Claim or permit a default or consent to entry of any judgment. Notwithstanding the foregoing, consent of the Indemnitee will not be required for any such settlement if (i) the sole relief provided is monetary damages that are paid in full by the Indemnifying Party, (ii) such settlement does not permit any order, injunction or other equitable relief to be entered, directly or indirectly, against the Indemnitee and (iii) such settlement includes an unconditional release of such Indemnitee from all liability on claims that are the subject matter of such Third-Party Claim and does not include any statement as to or any admission of fault, culpability or failure to act by or on behalf of any Indemnitee; provided, however, that in no event will HPC Group and/or White Fiber (as Indemnifying Party) settle or compromise any Action brought by any Governmental Authority against any Indemnitee without the prior written consent of Bit Digital. If the Indemnifying Party makes any payment on any Third-Party Claim or in respect of any Environmental Claim, then the Indemnifying Party will be subrogated, to the extent of such payment, to all rights and remedies of the Indemnitee to any insurance benefits or other claims of the Indemnitee with respect to such Third-Party Claim or Environmental Claim, as applicable.

(c) After any decision, judgment or award shall have been rendered by a Governmental Authority of competent jurisdiction, or a settlement shall have been consummated (in accordance with this Article IV), or the Indemnitee and the Indemnifying Party shall have arrived at a mutually binding agreement with respect to a Third-Party Claim hereunder, the Indemnitee will forward to the Indemnifying Party notice of any sums due and owing by the Indemnifying Party pursuant to this Agreement with respect to such matter.

(d) Each party will cooperate, and cause their respective Affiliates to cooperate, in the defense or prosecution of any Third-Party Claim and will furnish or cause to be furnished such records, Information and testimony, and attend such conferences, discovery proceedings, hearings, trials or appeals, as may be reasonably requested in connection therewith.

(e) Notwithstanding the foregoing, this Section 4.04 and the following Section 4.06 will not apply to indemnification related to Tax matters. The procedures for such indemnification will be governed by the Tax Matters Agreement.

Section 4.05 Direct Claim Procedures. (a) In the event an Indemnitee has a claim for indemnity under Section 4.02 against an Indemnifying Party that does not involve a Third-Party Claim, the Indemnitee agrees to give notice in writing, as promptly as practicable, of such claim to the Indemnifying Party, which notice will in no event be delivered to the Indemnifying Party later than 60 days after the Indemnitee first learns of the facts on which such claim is based (such 60-day period, the “Notice Period”). Such notice will set forth in reasonable detail such claim and the basis for indemnification and the amount of such damages incurred or that such Indemnitee reasonably estimates in good faith is likely to be incurred in connection with such claim (all taking into account the information then in the possession or under the control of the Indemnitee). The failure to notify the Indemnifying Party within the Notice Period will not relieve the Indemnifying Party of its obligations hereunder, except to the extent that such failure shall have actually prejudiced the Indemnifying Party (in which case relieved only to the extent of such prejudice).

(b) If the Indemnifying Party notifies the Indemnitee that it does not dispute its liability to the Indemnitee with respect to any claim other than a Third-Party Claim, the damages arising from any such claim will be conclusively deemed a liability of the Indemnifying Party and the Indemnifying Party will pay the amount of such damages to the Indemnitee on demand following the final determination thereof. If the Indemnifying Party has disputed its liability with respect to such claim, the Indemnifying Party and the Indemnitee will proceed in good faith to negotiate a resolution of such dispute in accordance with ARTICLE V and, if not resolved in accordance with ARTICLE V, either party may seek a resolution of such dispute by litigation in a court of competent jurisdiction pursuant to Section 7.03.

Section 4.06 Additional Matters. (a) Cooperation in Defense and Settlement. With respect to any Third-Party Claim for which HPC Group and/or White Fiber, on the one hand, and Bit Digital, on the other hand, may have Liability under this Agreement or any of the other Transaction Documents, the Parties agree to cooperate reasonably and maintain a joint defense (in a manner that is intended to the maximum extent reasonably possible to preserve the attorney-client privilege, joint defense or other privilege or doctrine with respect thereto) so as to minimize such Liabilities and defense costs associated therewith. The Party that is not responsible for managing the defense of such Third-Party Claims will, upon reasonable request, be consulted with respect to significant matters relating thereto and may retain counsel to monitor or assist in the defense of such claims at its own cost.

(b) Certain Actions. Notwithstanding anything to the contrary set forth in this Article IV, Bit Digital may elect to have exclusive authority and control over the investigation, prosecution, defense and appeal of any and all Actions pending at the Business Transfer Time which relate to or arise out of the HPC Services Business Segment, the HPC Group Assets or the HPC Group Liabilities and as to which a member of the Bit Digital Group is also a plaintiff or named as a target or defendant thereunder (but excluding any such Actions which solely relate to or solely arise in connection with the HPC Services Business Segment, the HPC Group Assets or the HPC Group Liabilities); provided, however, that, (i) Bit Digital defends or prosecutes, as applicable, such Actions in good faith, (ii) Bit Digital reasonably consults with HPC Group on a regular basis with respect to strategy and developments with respect to any such Action, (iii) HPC Group and/or White Fiber will have the right to participate in (but not control) the defense or prosecution, as applicable, of such Action, and (iv) Bit Digital must obtain the written consent of HPC Group and/or White Fiber , such consent not to be unreasonably withheld, conditioned or delayed, to settle or compromise or consent to the entry of judgment with respect to such Action if Bit Digital is a defendant and such settlement, consent or judgment would require HPC Group and/or White Fiber to abandon its rights, change its business practices or incur any Liabilities with respect thereto or if Bit Digital is a plaintiff and the resolution involves a judgment that is less than was being sought in respect of the HPC Services Business Segment. After any such compromise, settlement, consent to entry of judgment or entry of judgment, Bit Digital and HPC Group and/or White Fiber will agree upon a reasonable allocation to HPC Group and/or White Fiber and HPC Group and/or White Fiber will be responsible for or receive, as the case may be, HPC Group and/or White Fiber ’s proportionate share of any such compromise, settlement, consent or judgment attributable to the HPC Services Business Segment, the HPC Group Assets or the HPC Group Liabilities, including its proportionate share of the reasonable costs and expenses associated with defending same.

(c) Reasonable Minimization of Losses. To the extent any remedial, corrective or other ameliorative action is required to be taken by an Indemnitee in respect of a matter that is the subject of an indemnification claim hereunder, the Indemnitee will only be entitled for indemnification in respect of those actions that would be necessary to perform the minimum necessary remediation, correction or amelioration to remedy the breach or Liability, as the case may be, at the lowest reasonable cost.

(d) Substitution. In the event of an Action that involves solely matters that are indemnifiable and in which the Indemnifying Party is not a named defendant, if either the Indemnitee or the Indemnifying Party so requests, the Parties will endeavor to substitute the Indemnifying Party for the named defendant. If such substitution or addition cannot be achieved for any reason or is not requested, the rights and obligations of the Parties regarding indemnification and the management of the defense of claims as set forth in this Article IV will not be affected.

(e) Subrogation. In the event of payment by or on behalf of any Indemnifying Party to or on behalf of any Indemnitee in connection with any Third-Party Claim, such Indemnifying Party will be subrogated to and will stand in the place of such Indemnitee, in whole or in part based upon whether the Indemnifying Party has paid all or only part of the Indemnitee’s Liability, as to any events or circumstances in respect of which such Indemnitee may have any right, defense or claim relating to such Third-Party Claim against any claimant or plaintiff asserting such Third-Party Claim or against any other Person. Such Indemnitee will cooperate with such Indemnifying Party in a reasonable manner, and at the cost and expense of such Indemnifying Party, in prosecuting any subrogated right, defense or claim.

Section 4.07 Right of Contribution.

(a) Contribution. If any right of indemnification contained in Section 4.02 is held unenforceable or is unavailable for any reason, or is insufficient to hold harmless an Indemnitee in respect of any Liability for which such Indemnitee is entitled to indemnification hereunder, then the Indemnifying Party shall contribute to the amounts paid or payable by the Indemnitees as a result of such Liability (or actions in respect thereof) in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party, on the one hand, and the Indemnitees entitled to contribution, on the other hand, as well as any other relevant equitable considerations.

(b) Allocation of Relative Fault. Solely for purposes of determining relative fault pursuant to this Section 4.07: (i) any fault associated with the business conducted with the Delayed HPC Group Assets or Delayed HPC Group Liabilities (except for the gross negligence or intentional misconduct of a member of the Bit Digital Group) or with the ownership, operation or activities of the HPC Services Business Segment prior to the Effective Time shall be deemed to be the fault of HPC Group and/or White Fiber, and no such fault shall be deemed to be the fault of Bit Digital or any other member of the Bit Digital Group; (ii) any fault associated with the business conducted with Delayed Bit Digital Assets or Delayed Bit Digital Liabilities (except for the gross negligence or intentional misconduct of HPC Group and/or White Fiber) shall be deemed to be the fault of Bit Digital and the other members of the Bit Digital Group, and no such fault shall be deemed to be the fault of HPC Group and/or White Fiber; and (iii) any fault associated with the ownership, operation or activities of the Retained Business prior to the Effective Time shall be deemed to be the fault of Bit Digital and the other members of the Bit Digital Group, and no such fault shall be deemed to be the fault of HPC Group and/or White Fiber .

Section 4.08 Covenant Not to Sue. Each Party hereby covenants and agrees that none of it, the members of such Party’s Group or any Person claiming through it shall bring suit or otherwise assert any claim against any Indemnitee, or assert a defense against any claim asserted by any Indemnitee, before any court, arbitrator, mediator or administrative agency anywhere in the world, alleging that: (a) the assumption of any HPC Group Liabilities by HPC Group and/or White Fiber on the terms and conditions set forth in this Agreement and the other Transaction Documents is void or unenforceable for any reason; (b) the retention of any Bit Digital Liabilities by Bit Digital or another member of the Bit Digital Group on the terms and conditions set forth in this Agreement and the other Transaction Documents is void or unenforceable for any reason or (c) the provisions of this Article IV are void or unenforceable for any reason.

Section 4.09 Remedies Cumulative. The remedies provided in this Article IV shall be cumulative and shall not preclude assertion by any Indemnitee of any other rights or the seeking of any and all other remedies against any Indemnifying Party.

Section 4.10 Survival of Indemnities. The rights and obligations of each of Bit Digital and HPC Group and/or White Fiber and their respective Indemnitees under this Article IV shall survive (a) the sale or other transfer by either Party of any assets or businesses or the assignment by it of any Liabilities; or (b) any merger, consolidation, business combination, sale of all or substantially all of its Assets, restructuring, recapitalization, reorganization or similar transaction involving either Party or any of the members of its Group.

ARTICLE V.
DISPUTE RESOLUTION

Section 5.01 Post-Distribution Steering Committee.

(a) Prior to the Effective Time, the Parties shall establish a transition committee (the “Post-Distribution Steering Committee”) that shall consist of an equal number of members from Bit Digital and HPC Group and/or White Fiber. The Post-Distribution Steering Committee shall be responsible for monitoring and managing all matters related to any of the transactions contemplated by this Agreement or any other Transaction Documents. The Post-Distribution Steering Committee shall have the authority to (i) establish one or more subcommittees from time to time as it deems appropriate or as may be described in any Transaction Documents, with each such subcommittee comprised of one or more members of the Post-Distribution Steering Committee or one or more employees of either Party or any member of its respective Group, and each such subcommittee having such scope of responsibility as may be determined by the Post-Distribution Steering Committee from time to time; (ii) delegate to any such subcommittee any of the powers of the Post-Distribution Steering Committee; (iii) combine, modify the scope of responsibility of, and disband any such subcommittee; and (iv) modify or reverse any such delegations. The Post-Distribution Steering Committee shall establish general procedures for managing the responsibilities delegated to it under this Section 5.01(a), and may modify such procedures from time to time. All decisions by the Post-Distribution Steering Committee or any subcommittee thereof shall be effective only if mutually agreed by both Parties. The Parties shall use the procedures set forth in this Article V to resolve any matters as to which the Post-Distribution Steering Committee is not able to reach a decision.

(b) Subject to Section 5.03, either Party seeking resolution of any dispute, controversy or claim arising out of or relating to this Agreement or any other Transaction Documents (including regarding whether any Assets are HPC Group Assets or Bit Digital Assets, any Liabilities are HPC Group Liabilities or Bit Digital Liabilities or the validity, interpretation, breach or termination of this Agreement or any other Transaction Documents) (a “Dispute”), shall provide written notice thereof to the Post-Distribution Steering Committee (the “Initial Notice”). Following the delivery of the Initial Notice, the Post-Distribution Steering Committee shall attempt to resolve the Dispute through the procedures it is empowered to adopt in accordance with Section 5.01(a). If the Post-Distribution Steering Committee is unable for any reason to resolve a Dispute within thirty (30) days after the delivery of the Initial Notice, the Parties shall enter into good-faith negotiations in accordance with Section 5.02.

Section 5.02 Mediation. In the event that a Dispute has not been resolved within 30 days of the receipt of the Initial Notice by the Post-Distribution Steering Committee in accordance with Section 5.01, or within such longer period as the Parties may agree to in writing, then such Dispute shall, upon the written request of a Party (the “Mediation Request”), be submitted to mandatory mediation in accordance with the American Arbitration Association (the “AAA”), Mediation Procedure (the “Procedure”) then in effect, except as modified herein. The mediation shall be held in (i) at the time a Mediation Request is submitted in New York City, New York, or (ii) such other place as the Parties may mutually agree in writing. The parties shall have fifteen (15) days from receipt of a Mediation Request to agree on a mediator. If no mediator has been agreed upon by the Parties within fifteen (15) days of receipt of a Mediation Request, then any Party may request (on written notice to the other Party) that the AAA appoint a mediator in accordance with the Procedure. If the Dispute has not been resolved within thirty (30) days of the appointment of a mediator, or within such longer period as the Parties may agree to in writing, either Party may commence litigation in accordance with Section 7.03; provided, however, that, if one Party fails to participate in the mediation, the other Party may commence litigation in accordance with Section 7.03 prior to the expiration of the time periods set forth above.

Section 5.03 Litigation. Notwithstanding the foregoing provisions of this Article V, a Party may seek preliminary provisional or injunctive judicial relief with respect to a Dispute without first complying with the procedures set forth in Section 5.01 and Section 5.02 if such action is reasonably necessary to avoid irreparable damage.

Section 5.04 Conduct During Dispute Resolution Process. Unless otherwise agreed in writing, the Parties shall continue to honor all commitments under this Agreement and each Transaction Document to the extent required by such agreements during the course of dispute resolution pursuant to the provisions of this Article V, unless such commitments are the specific subject of the Dispute at issue.

ARTICLE VI.
TERMINATION

Section 6.01 Termination. This Agreement and any other Transaction Document or Transfer Document may be terminated by the Bit Digital Board in its sole and absolute discretion at any time prior to the Distribution.

Section 6.02 Effect of Termination. In the event of any termination of this Agreement prior to the Distribution, no Party (or any of its or their respective directors or officers) will have any Liability or further obligation to any other Party with respect to this Agreement or such Transaction Document or Transfer Document.

ARTICLE VII.
MISCELLANEOUS

Section 7.01 Expenses. Except as otherwise provided in this Agreement or any of the other Transaction Documents or as set forth on Schedule 7.01, all fees and expenses incurred in connection with the transactions contemplated hereby and thereby will be paid by the Party incurring such fees or expenses.

Section 7.02 Entire Agreement. This Agreement, the other Transaction Documents, including any related annexes, schedules and exhibits, as well as any other agreements and documents referred to herein and therein, together constitute the entire agreement among the Parties with respect to the subject matter hereof and thereof and supersede all prior negotiations, agreements and understandings of the Parties of any nature, whether oral or written, with respect to such subject matter. If there is a conflict between any provision of this Agreement and a provision of any other Transaction Document, the provision of this Agreement will control unless specifically provided otherwise in this Agreement.

Section 7.03 Governing Law. This Agreement and all disputes or controversies arising out of or relating to this Agreement or the transactions contemplated hereby will be governed by, and construed in accordance with, the Laws of the State of Delaware, without regard to the conflict of Laws provisions thereof that would cause the Laws of another state to apply.

Section 7.04 Notices. All notices, requests, permissions, waivers and other communications hereunder will be in writing and will be deemed to have been duly given (a) upon transmission, if sent by email with confirmation of receipt, (b) when delivered, if delivered personally to the intended recipient and (c) one Business Day following sending by overnight delivery via an international courier service and, in each case, addressed to a Party at the following address for such Party:

(i)	if to Bit Digital

31 Hudson Yards, Floor 11, New York, NY 10001

Attention: Samir Tabar, Chief Executive Officer

Email: sam@bit-digital.com

(ii)	If to HPC Group:

31 Hudson Yards, Floor 11, New York, NY 10001

Attention: Erke Huang, Chief Financial Officer

Email:

(iii)	If to White Fiber:

31 Hudson Yards, Floor 11, New York, NY 10001

Attention: Erke Huang, Chief Financial Officer
Email:

or to such other address(es) as may be furnished in writing by any such Party to the other Party in accordance with the provisions of this Section 7.04.

Section 7.05 Amendments and Waivers. (a) This Agreement may be amended and any provision of this Agreement may be waived; provided, however, that any such amendment or waiver, as the case may be, is in writing and signed, in the case of an amendment, by the Parties or, in the case of a waiver, by the Party against whom the waiver is to be effective. No course of dealing between or among any Persons having any interest in this Agreement will be deemed effective to modify, amend or discharge any part of this Agreement or any rights or obligations of any Party under or by reason of this Agreement.

(b) No delay or failure in exercising any right, power or remedy hereunder will affect or operate as a waiver thereof; nor will any single or partial exercise thereof or any abandonment or discontinuance of steps to enforce such a right, power or remedy preclude any further exercise thereof or of any other right, power or remedy. The rights and remedies hereunder are cumulative and not exclusive of any rights or remedies that any Party would otherwise have.

(c) Notwithstanding anything to the contrary in this Agreement, Exhibit A to this Agreement, describing the Internal Restructuring, may be amended at any time prior to the Distribution by Bit Digital in its sole discretion.

Section 7.06 No Third-Party Beneficiaries. This Agreement is solely for the benefit of the Parties and does not confer on Third Parties (including any employees of any member of the Bit Digital Group or HPC Group) any remedy, claim, reimbursement, claim of action or other right in addition to those existing without reference to this Agreement.

Section 7.07 Assignability. No Party may assign its rights or delegate its duties under this Agreement without the written consent of the other Party, except that a Party may assign its rights or delegate its duties under this Agreement to a member of its Group, provided that (a) such Person agrees in writing to be bound by the terms and conditions contained in this Agreement and (b) such assignment or delegation will not relieve any Party of its indemnification obligations or other obligations under this Agreement. Any attempted assignment or delegation in contravention of the foregoing will be void.

Section 7.08 Conflict with another Transaction Document; Tax Matters; Priority of Agreements.

(a) Other than with respect to Tax matters, if there is any conflict between this Agreement and another Transaction Document, each of this Agreement and the other Transaction Document is to be interpreted and construed, if possible, so as to avoid or minimize such conflict, but, to the extent (and only to the extent) of such conflict, this Agreement shall prevail and control.

(b) This Agreement will govern Tax matters (including any administrative, procedural and related matters thereto).

Section 7.09 Rules of Construction. The descriptive headings herein are inserted for convenience of reference only and are not intended to be a substantive part of or to affect the meaning or interpretation of this Agreement. Whenever required by the context, any pronoun used in this Agreement or the Schedules will include the corresponding masculine, feminine or neuter forms, and the singular forms of nouns, pronouns, and verbs will include the plural and vice versa. Reference to any agreement, document, or instrument means such agreement, document, or instrument as amended or otherwise modified from time to time in accordance with the terms thereof, and if applicable hereof. References in this Agreement to any document, instrument or agreement (including this Agreement) includes and incorporates all exhibits, disclosure letters, schedules and other attachments thereto. Unless the context otherwise requires, any references to an “Exhibit,” “Section” or “Article” will be to an Exhibit, Section or Article to or of this Agreement, and will be deemed to include any provisions or matters set forth in any corresponding schedule or section of the Schedules. The use of the words “include” or “including” in this Agreement or the Schedules will be deemed to be followed by the words “without limitation.” The use of the word “covenant” will mean “covenant and agreement.” The use of the words “or,” “either” or “any” will not be exclusive. Days mean calendar days unless specified as Business Days. References to statutes will include all regulations promulgated thereunder, and references to statutes or regulations will be construed to include all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation as of the date hereof. The Parties have participated jointly in the negotiation and drafting of this Agreement, the Transaction Documents. In the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the Parties, and no presumption or burden of proof will arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Except as otherwise expressly provided elsewhere in this Agreement or any other Transaction Document, any provision herein which contemplates the agreement, approval or consent of, or exercise of any right of, a Party, such Party may give or withhold such agreement, approval or consent, or exercise such right, in its sole and absolute discretion, the Parties hereby expressly disclaiming any implied duty of good faith and fair dealing or similar concept.

Section 7.10 Severability. The Parties agree that (a) the provisions of this Agreement will be severable in the event that for any reason whatsoever any of the provisions hereof are invalid, void or otherwise unenforceable, (b) any such invalid, void or otherwise unenforceable provisions will be replaced by other provisions which are as similar as possible in terms to such invalid, void or otherwise unenforceable provisions but are valid and enforceable, and (c) the remaining provisions will remain valid and enforceable to the fullest extent permitted by applicable Law.

Section 7.11 Counterparts. This Agreement may be executed in multiple counterparts (any one of which need not contain the signatures of more than one Party), each of which will be deemed to be an original but all of which taken together will constitute one and the same agreement. This Agreement, and any amendments hereto, to the extent signed and delivered by means of a facsimile machine or other electronic transmission, will be treated in all manner and respects as an original agreement and will be considered to have the same binding legal effects as if it were the original signed version thereof delivered in person. At the request of any Party, the other Party will re-execute original forms thereof and deliver them to the requesting Party.

Section 7.12 Specific Performance. The Parties agree that irreparable damage would occur if any provision of this Agreement was not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the Parties will be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the performance of the terms and provisions of this Agreement without proof of actual damages, this being in addition to any other remedy to which any Party is entitled at Law or in equity. Each Party further agrees that no other Party or any other Person will be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 7.12, and each Party irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument and will not contest the appropriateness of specific performance as a remedy.

Section 7.13 Performance. Bit Digital will cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth in this Agreement or in any other Transaction Document to be performed by any other member of the Bit Digital Group. HPC Group and/or White Fiber will cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth in this Agreement or in any Transaction Document to be performed by HPC Group and/or White Fiber. Each Party (including its permitted successors and assigns) further agrees that it will (a) give timely notice of the terms, conditions and continuing obligations contained in this Agreement and any other applicable Transaction Document to all of the other members of its Group and (b) cause all of the other members of its Group not to take any action or fail to take any such action inconsistent with such Party’s obligations under this Agreement, any other Transaction Document or the transactions contemplated hereby or thereby.

Section 7.14 Force Majeure. No Party shall be deemed in default of this Agreement or, unless otherwise expressly provided therein, any other Transaction Document for any delay or failure to fulfill any obligation (other than a payment obligation) hereunder or thereunder so long as and to the extent to which any delay or failure in the fulfillment of such obligation is prevented, frustrated, hindered or delayed as a consequence of circumstances of Force Majeure. In the event of any such excused delay, the time for performance of such obligations (other than a payment obligation) shall be extended for a period equal to the time lost by reason of the delay. A Party claiming the benefit of this provision shall, as soon as reasonably practicable after the occurrence of any such event, (a) provide written notice to the other Party of the nature and extent of any such Force Majeure condition; and (b) use Commercially Reasonable Efforts to remove any such causes and resume performance under this Agreement and the other Transaction Documents, as applicable, as soon as reasonably practicable.

Section 7.15 Limitations of Liability. Notwithstanding anything in this Agreement to the contrary, neither HPC Group and/or White Fiber, on the one hand, nor Bit Digital or any member of the Bit Digital Group, on the other hand, shall be liable under this Agreement to the other for any indirect, incidental, punitive, exemplary, remote, speculative or similar damages in excess of compensatory damages of the other arising in connection with the transactions contemplated hereby (other than any such Liability with respect to a Third-Party Claim).

ARTICLE VIII.
DEFINITIONS

For purposes of this Agreement, the following terms, when utilized in an initial capitalized form, will have the following meanings:

“Action” means any demand, charge, claim, action, suit, counter suit, arbitration, mediation, hearing, inquiry, proceeding, audit, review, complaint, litigation or investigation, sanction, summons, demand, subpoena, examination, citation, audit, review or proceeding of any nature whether administrative, civil, criminal, regulatory or otherwise, by or before any Governmental Authority.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such other Person as of the date on which, or at any time during the period for which, the determination of affiliation is being made. For purposes of this definition, the term “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by Contract or otherwise. For the avoidance of doubt, (a) Affiliates of Bit Digital will include HPC Group and the HPC Group Entities prior to the Distribution, and (b) Affiliates of HPC Group will include the HPC Group Entities after the Distribution.

“Agreement” has the meaning set forth in the preamble.

“Approvals or Notifications” shall mean any consents, waivers, approvals, permits or authorizations to be obtained from, notices, registrations or reports to be submitted to, or other filings to be made with, any Third Party, including any Governmental Authority.

“Assets” means assets, properties and rights (including goodwill), wherever located (including in the possession of vendors or other Third Parties or elsewhere), whether real, personal or mixed, tangible, intangible or contingent, in each case whether or not recorded or reflected or required to be recorded or reflected on the books and records or financial statements of any Person.

“Bit Digital” has the meaning set forth in the preamble.

“Bit Digital Accounts” has the meaning set forth in Section 1.10(a).

“Bit Digital AI” has the meaning set forth in the preamble.

“Bit Digital Assets” has the meaning set forth in Section 1.03(b).

“Bit Digital Board” has the meaning set forth in the recitals.

“Bit Digital Books and Records” has the meaning set forth in Section [●].

“Bit Digital Group” means Bit Digital and each of its Subsidiaries (but excluding White Fiber Inc., Bit Digital AI and their respective subsidiaries), Bit Digital USA, Inc., Bit Digital Canada, Inc., Bit Digital Hong Kong Limited, Bit Digital Strategies Limited, Bit Digital Singapore Pte Ltd., Bit Digital Investment Management Limited, Bit Digital Innovation Master Fund SPC Limited.

“Bit Digital Indemnified Parties” has the meaning set forth in Section 4.02(a).

“Bit Digital IP Assets” means (a) all IP addresses and any other codes or numbers that contain Bit Digital identifiers and (b) the Intellectual Property set forth on Schedule 1.03(b)(ii).

“Bit Digital Liabilities” has the meaning set forth in Section 1.04(b).

“Bit Digital Names and Marks” means the Names and Marks owned, held or licensed by Bit Digital or any of its Subsidiaries immediately prior to the Distribution and exclusively used or held for exclusive use in the Retained Business, including those listed on Schedule 3.08(a)(ii)(C) (Bit Digital Names and Marks), other than the HPC Group Names and Marks, either alone or in combination with other words or elements, and all Names and Marks confusingly similar to or embodying any of the foregoing either alone or in combination with other words or elements, together with the goodwill associated with any of the foregoing.

“Bit Digital Ordinary Shares” means the Ordinary Shares, par value $0.01 per share, of Bit Digital.

“Bit Digital Plans” has the meaning set forth in the Employee Matters Agreement.

“Business Day” means any day that is not a Saturday, a Sunday or other day that is a statutory holiday under the federal Laws of the United States.

“Business Transfer Time” has the meaning set forth in Section 1.01(a).

“Code” means the Internal Revenue Code of 1986, as amended.

“Commercially Reasonable Efforts” means, with respect to the efforts to be expended by a Party with respect to any objective under this Agreement, reasonable, diligent good faith efforts to accomplish such objective as such Party would normally use to accomplish a similar objective as expeditiously as reasonably possible under similar circumstances exercising reasonable business judgment, it being understood and agreed that such efforts will include the exertion of efforts and utilization of resources that would be used by such Party in support of one of its own wholly owned businesses. “Commercially Reasonable Efforts” will not require a Party (a) to make payments to unaffiliated Third Parties (except as set forth in this Agreement), to incur non-de minimis Liabilities to unaffiliated Third Parties or to grant any non-de minimis concessions or accommodations unless the other Party agrees to reimburse and make whole such Party to its reasonable satisfaction for such Liabilities, concessions or accommodations requested to be made by the other Party (such reimbursement and make whole to be made promptly after the determination thereof following the Distribution or, with respect to items incurred after the Distribution, promptly thereafter), (b) to violate any Law, or (c) to initiate any litigation or arbitration.

“Controller” means the natural or legal person, public authority, agency or other body which, alone or jointly with others, determines the purposes and means of the Processing of Personal Data.

“Contract” means any contract, agreement, lease, sublease, license, sales order, purchase order, loan, credit agreement, bond, debenture, note, mortgage, indenture, guarantee, undertaking, instrument, arrangement, course of dealing, understanding or other commitment, whether written or oral, that is binding on any Person or any part of its property under applicable Law.

“Convey” has the meaning set forth in Section 1.01(c)(i). Variants of this term such as “Conveyance” will have correlative meanings.

“Copyrights” has the meaning set forth in the definition of “Intellectual Property.”

“Covered Policies” has the meaning set forth in Section 3.05(b).

“COVID-19” shall mean SARS-CoV-2 or COVID-19, and any evolutions, variants, mutations or worsening thereof or related or associated epidemics, pandemics or disease outbreaks (including any subsequent waves).

“Damages” means all assessments, losses, damages, costs, expenses, Liabilities, judgments, awards, fines, sanctions, penalties, charges and amounts paid in settlement, including reasonable costs, fees and expenses of attorneys, accountants and other agents or representatives of such Person, but specifically excluding any amount based on or taking into account the use of any HPC Group Asset other than its use as of the Distribution Date.

“Data Processing Agreement” has the meaning set forth in Section 3.03(d)(i)(B).

“Data Protection Laws” means the relevant national applicable Laws that apply to Personal Data, including without limitation, the European Data Protection Laws, the U.S. Data Protection Laws and all equivalent, comparable or applicable state privacy, security and data breach notification applicable Laws that apply to Personal Data.

“Data Subject” means an identified or identifiable natural person to whom Personal Data relates.

“Delayed Bit Digital Asset” has the meaning set forth in Section 1.05(h).

“Delayed Bit Digital Liability” has the meaning set forth in Section 1.05(h).

“Delayed HPC Group Asset” has the meaning set forth in Section 1.05(c).

“Delayed HPC Group Liability” has the meaning set forth in Section 1.05(c).

“Designs” has the meaning set forth in the definition of “Intellectual Property.

“Disclosure Document” means any registration statement (including the Form 10 Registration Statement) filed with the SEC by or on behalf of any Party, and also includes any information statement (including the Information Statement), prospectus, offering memorandum, offering circular, periodic report or similar disclosure document, whether or not filed with the SEC or any other Governmental Authority, in each case that describes the HPC Group and/or White Fiber Transfer, the Separation or the Distribution or HPC Group and/or White Fiber or primarily relates to the transactions contemplated hereby.

“Dispute” has the meaning set forth in Section 5.01(b).

“Distribution” has the meaning set forth in the recitals.

“Distribution Agent” shall mean the trust company or bank duly appointed by Bit Digital to act as distribution agent, transfer agent and registrar for the White Fiber Ordinary Shares in connection with the Distribution.

“Distribution Date” means, the date selected by the Bit Digital Board or its designee for the distribution of White Fiber Ordinary Shares to Bit Digital’s shareholders in connection with the Distribution.

“Distribution Ratio” means the number of White Fiber Ordinary Shares to be distributed in respect of each Ordinary Share of Bit Digital Ordinary Shares , which ratio will be determined by the Bit Digital Board prior to the Record Date.

“Domain Name” has the meaning set forth in the definition of “Intellectual Property.”

“Effective Time” means the time established by Bit Digital as the effective time of the Distribution, New York time, on the Distribution Date.

“Employee Matters Agreement” means the Employee Matters Agreement, dated as of the date hereof, between Bit Digital and HPC Group, as amended or modified from time to time in accordance with its terms.

“Environmental Claim” means any Action by any Person alleging or that may reasonably be expected to result in Liability (including Liability for investigatory costs, cleanup costs, governmental oversight or response costs, natural resource damages, fines or penalties) for any Environmental Conditions or any noncompliance with or obligations under any Environmental Laws.

“Environmental Conditions” means the presence in the environment, including the soil, groundwater, surface water, ambient air or indoor air, or in any building materials, of any Hazardous Materials at a level at or exceeding the applicable standard or threshold under applicable Environmental Law or that otherwise requires investigation, remediation or other actions (including investigation, study, health or risk assessment, monitoring, removal, treatment, transport or response action) under any applicable Environmental Laws.

“Environmental Laws” means all Laws of any Governmental Authority, including common law, that relate to the protection of the environment and natural resources (including ambient or indoor air, surface water, ground water, land surface or subsurface strata) or the effect of the environment or Hazardous Materials on human health and safety, including Laws or any other binding legal obligations in effect now or in the future relating to the Release of Hazardous Materials, or otherwise relating to the generation, manufacture, sale, distribution, import, labeling, treatment, storage, disposal, transport or handling of Hazardous Materials, or to the exposure of any individual to any Hazardous Materials.

“Exchange Act” means the Securities Exchange Act of 1934.

“Force Majeure” shall mean, with respect to a Party, an event beyond the reasonable control of such Party (or any Person acting on its behalf), which event (a) does not arise or result from the fault or negligence of such Party (or any Person acting on its behalf) and (b) by its nature would not reasonably have been foreseen by such Party (or such Person), or, if it would reasonably have been foreseen, was unavoidable, and includes acts of God, acts of civil or military authority, acts of terrorism, cyberattacks, embargoes, epidemics, pandemics (including COVID-19 and Pandemic Measures), war, riots, insurrections, fires, explosions, earthquakes, floods, unusually severe weather conditions, labor problems or unavailability of parts, or, in the case of computer systems, any significant and prolonged failure in electrical or air conditioning equipment. Notwithstanding the foregoing, the receipt by a Party of an unsolicited takeover offer or other acquisition proposal, even if unforeseen or unavoidable, and such Party’s response thereto shall not be deemed an event of Force Majeure.

“Form 10 Registration Statement” means the registration statement on Form 10 filed by White Fiber with the SEC to effect the registration of White Fiber Ordinary Shares pursuant to the Exchange Act in connection with the Distribution, as such registration statement may be amended or supplemented from time to time, including any amendment or supplement thereto.

“Governmental Authority” means any federal, state, local, provincial, foreign or international court, tribunal, judicial or arbitral body, government, department, commission, board, bureau, agency, official or other regulatory, administrative or governmental authority or any national securities exchange.

“Governmental Permits” means any licenses, registrations, permits, orders, clearances, or other authorizations of any Governmental Authority.

“Group” means the Bit Digital Group.

“Hazardous Materials” means chemicals, pollutants, contaminants, wastes, toxic substances, radioactive and biological materials, hazardous substances, asbestos and asbestos containing materials, petroleum and petroleum products or any fraction thereof, or any other substance or material, in each case, that is defined by, regulated by, or may form the basis for liability under any Environmental Laws.

“HPC Group” means White Fiber, Inc. and its wholly owned subsidiary 16428380 Canada Inc., Bit Digital AI, Inc., and its wholly-owned subsidiaries Bit Digital Iceland efh and Bit Digital HPC, Inc.

“HPC Group Accounts” has the meaning set forth in Section 1.10(a).

“HPC Group Assets” has the meaning set forth in Section 1.03(a).

“HPC Group Books and Records” has the meaning set forth in Section 1.03(a)(vii).

“HPC Group Contracts” means all contracts, commitments, leases and other agreements to which a member of the Bit Digital Group or HPC Group is a party and that relate exclusively to the HPC Services Business Segment.

“HPC Group Employee” has the meaning set forth in the Employee Matters Agreement.

“HPC Group Entities” has the meaning set forth in Section 1.03(a)(iii).

“HPC Group Equity Interests” has the meaning set forth in Section 1.03(a)(iii).

“HPC Group Facilities” has the meaning set forth in Section 1.03(a)(ii).

“HPC Group Indemnified Parties” has the meaning set forth in Section 4.03(b).

“HPC Group IP Assets” has the meaning set forth in Section 1.03(a)(vi).

“HPC Group Liabilities” has the meaning set forth in Section 1.04(a).

“HPC Group Names and Marks” means the Names and Marks owned, held or licensed by Bit Digital or any of its Subsidiaries immediately prior to the Distribution and exclusively used or held for exclusive use in the HPC Services Business Segment, including those listed on Schedule 1.03(a)(vi) (HPC Group Names and Marks), either alone or in combination with other words or elements, and all Names and Marks that are confusingly similar to or embodying any of the foregoing either alone or in combination with other words or elements, together with the goodwill associated with any of the foregoing.

“HPC Group Software” has the meaning set forth in Section 1.03(a)(viii).

“HPC Group Transfer” has the meaning set forth in the recitals.

“HPC Services Business Segment” means the high performance computing services for artificial intelligence applications, as conducted immediately prior to the Distribution Date directly or indirectly by the Bit Digital Group and HPC Group.

“Indemnification Dispute Period” has the meaning set forth in Section 4.04(a).

“Indemnifying Party” has the meaning set forth in Section 4.04(a).

“Indemnitee” has the meaning set forth in Section 4.04(a).

“Information” means information in written, oral, electronic or other tangible or intangible forms, stored in any medium, including studies, forecasts, budgets, reports, records, books, Contracts, instruments, surveys, discoveries, ideas, concepts, know-how, recipes, techniques, designs, specifications, processes, procedures, policies, drawings, blueprints, diagrams, models, prototypes, samples, flow charts, data, computer data, disks, diskettes, tapes, computer programs or other Software, marketing plans, customer names, communications by or to attorneys (including attorney-client privileged communications), memos, manuals and other materials prepared by attorneys or under their direction (including attorney work product), and other technical, financial, employee or business information or data, but in any case excluding back-up tapes.

“Information Statement” means the Information Statement, attached as an exhibit to the Form 10 Registration Statement, to be sent or otherwise made available to each of Bit Digital’s shareholders in connection with the Distribution, as such Information Statement may be amended or supplemented from time to time.

“Initial Notice” has the meaning set forth in Section 5.01(b).

“Intellectual Property” means, in any and all jurisdictions throughout the world, all (a) patents, patent applications, inventors’ certificates, utility models, statutory invention registrations, and other indicia of ownership of an invention, discovery or improvement issued by any Governmental Authority, including reissues, divisionals, continuations, continuations-in-part, extensions, reexaminations and other pre-grant and post-grant forms of the foregoing (collectively, “Patents”), (b) trademarks, service marks, trade dress, slogans, logos, symbols, trade names, brand names and other identifiers of source or goodwill recognized by any Governmental Authority, including registrations and applications for registration thereof and including the goodwill symbolized thereby or associated therewith (collectively, “Trademarks”), and Internet domain names and associated uniform resource locators (collectively, “Domain Names”), (c) copyrights, whether in published and unpublished works of authorship, registrations, applications, renewals and extensions therefor, mask works, and any and all similar rights recognized in a work of authorship by a Governmental Authority (collectively, “Copyrights”), (d) any trade secret rights in any inventions, discoveries, improvements, trade secrets and all other confidential or proprietary Information (including know-how, data, formulas, processes and procedures, research records, records of inventions, test information, and market surveys), and all rights to limit the use or disclosure thereof (collectively, “Trade Secrets”), (e) registered and unregistered design rights (collectively, “Designs”), (f) rights of privacy and publicity, and (g) any and all other intellectual or industrial property rights recognized by any Governmental Authority under the Laws of any country throughout the world.

“Intended Tax Treatment” shall mean (i) the qualification of the Bit Digital AI Transfer (including Bit Digital Shareholders’ receipt of White Fiber Ordinary Shares) and the Distribution, taken together, as a reorganization described in Sections 368(a)(1)(D) and 355 of the Code, (ii) the qualification of the Distribution as a transaction in which the White Fiber Ordinary Shares distributed to holders of Bit Digital Ordinary Shares is “qualified property” for purposes of Section 355(c) and Section 361(c) of the Code (and neither Section 355(d) nor Section 355(e) of the Code causes such stock to be treated as other than “qualified property” for such purposes), (iii) the nonrecognition of income, gain, or loss by Bit Digital, HPC Group and/or White Fiber, and holders of Bit Digital Ordinary Shares on the HPC Group Transfer and the Distribution under Sections 355, 361, and 1032 of the Code other than, in the case of Bit Digital and HPC Group, any intercompany items or excess loss accounts taken into account pursuant to the Treasury Regulations promulgated under Section 1502 of the Code, and (iv) the qualification of each of the transactions identified on Schedule A to the Tax Matters Agreement for the tax treatment specified for such transaction therein under applicable Tax Law. The term “Intended Tax Treatment” shall, as applicable, also include the qualification of each transaction described in clauses (i)-(iv) above under comparable provisions of state or local Tax Law, or, in the case of clause (iv), non-U.S. Tax Law.

“Intercompany Accounts” has the meaning set forth in Section 1.08(b).

“Internal Restructuring” means the internal reorganization of the HPC Services Business Segment, as set forth in Exhibit A, as amended or modified at any time prior to the Distribution by Bit Digital in its sole discretion.

“Law” means any statute, law, ordinance, regulation, rule, code or other requirement of, or Order or Governmental Permit issued by, a Governmental Authority.

“Liabilities” means all debts, liabilities, guarantees, assurances and commitments, whether fixed, contingent or absolute, asserted or unasserted, matured or unmatured, liquidated or unliquidated, accrued or not accrued, known or unknown, due or to become due, whenever or however arising (including whether arising out of any Contract or tort based on negligence, strict liability or relating to Taxes payable by a Person in connection with compensatory payments to employees or independent contractors) and whether or not the same would be required by generally accepted principles and accounting policies to be reflected in financial statements or disclosed in the notes thereto.

“Licensed HPC Group IP” means the Intellectual Property and Software set forth on Schedule 1.03 (Licensed HPC Group IP).

“Licensed Bit Digital IP” means the Intellectual Property and Software set forth on Schedule 1.03(a)(viii) (Licensed Bit Digital IP) and all reissues, divisionals, continuations, continuations-in-part, extensions, reexaminations and other pre-grant and post-grant forms of any Patents set forth on Schedule 1.03(b) (Licensed Bit Digital IP).

“Mediation Request” has the meaning set forth in Section 5.02.

“Nasdaq” means the Nasdaq Stock Market LLC.

“Names and Marks” means Trademarks, monograms, Domain Names and other source or business identifiers.

“Notice Period” has the meaning set forth in Section 4.05(a).

“Order” means any orders, judgments, injunctions, awards, decrees, writs or other legally enforceable requirement handed down, adopted or imposed by, including any consent decree, settlement agreement or similar written agreement with, any Governmental Authority.

“Pandemic Measures” shall mean any quarantine, “shelter in place,” stay at home,” workforce reduction, social distancing, shut down, closure, sequester, immunization requirement, safety or similar Law, directive, guidelines or recommendations promulgated by any Governmental Authority, including the Centers for Disease Control and Prevention and the World Health Organization, in each case, in connection with or in response to a pandemic, including COVID-19.

“Parties” has the meaning set forth in the preamble.

“Patents” has the meaning set forth in the definition of “Intellectual Property.”

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or other entity or organization or a Governmental Authority.

“Personal Data” means information relating to an identified or identifiable natural person (‘data subject’); an identifiable natural person is one who can be identified, directly or indirectly, in particular by reference to an identifier such as a name, an identification number, location data, an online identifier or to one or more factors specific to the physical, physiological, genetic, mental, economic, cultural or social identity of that natural person.

“Post-Distribution Steering Committee” has the meaning set forth in Section 5.01(a).

“Privileged Business Communications” has the meaning set forth in Section 3.06(b).

“Privileged Communications” has the meaning set forth in Section 3.06(a).

“Privileged Transaction Communications” has the meaning set forth in Section 3.06(a).

“Procedure” has the meaning set forth in Section 5.02.

“Process” or “Processing” means any operation or set of operations that are performed on Personal Data or on sets of Personal Data, whether or not by automated means (e.g., collection, recording, organization, structuring, storage, adaptation or alteration, retrieval, consultation, use, disclosure by transmission, dissemination or otherwise making available, alignment or combination, restriction, erasure or destruction). “Processed” has a correlative meaning.

“Processor” means a natural or legal person, public authority, agency or other body which Processes Personal Data on behalf of the Controller.

“Real Property Interests” means all interests in real property, including improvements, structures and fixtures located thereon, of whatever nature, including easements and mineral, oil and gas rights, whether as owner or holder of a Security Interest, lessor, sublessor, lessee, sublessee or otherwise.

“Record Date” means the close of business on the date to be determined by the Bit Digital Board as the record date for determining shareholders of Bit Digital entitled to receive White Fiber Ordinary Shares in the Distribution.

“Record Holders” means the holders of record of Bit Digital Ordinary Shares as of the close of business on the Record Date.

“Registered Intellectual Property” means any and all Copyright registrations or applications for registration, Design registrations or applications for registration, Patents, Trademark registrations or applications for registration, and Domain Name registrations.

“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing into surface water, groundwater, land surface or subsurface strata or ambient air (including the abandonment or discarding of barrels, containers and other closed receptacles containing any Hazardous Materials).

“Representatives” means with respect to any Person, such Person’s and any of its Subsidiaries’ officers, employees, agents, advisors, directors, consultants and other representatives.

“Retained Business” means any business now, previously or hereafter conducted by Bit Digital or any of its Subsidiaries other than the HPC Services Business Segment.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933.

“Security Interest” means, whether arising under any Contract or otherwise, any mortgage, security interest, pledge, lien, charge, claim, option to purchase or lease, indenture, right to acquire, right of first offer or refusal, deed of trust, licenses to Third Parties, leases to Third Parties, security agreements, voting or other restriction, right-of-way, covenant, condition, easement, encroachment, title defect, restriction on transfer or other encumbrance and other restrictions, conditions or limitations on the ownership, possession or use of any real, personal, tangible or intangible property.

“Separation” has the meaning set forth in the recitals.

“Shared Contract” has the meaning set forth in Section 1.07.

“Shared Information” means (a) all Information provided by HPC Group to a member of the Bit Digital Group prior to the Business Transfer Time, (b) any Information in the possession or under the control of such Group that relates to the operation of the HPC Services Business Segment prior to the Distribution and that the requesting Party reasonably needs (i) to comply with reporting, disclosure, filing or other requirements imposed on the requesting Party (including under applicable securities or Tax Laws) by a Governmental Authority having jurisdiction over the requesting Party, (ii) for use in any other judicial, regulatory, administrative or other proceeding or in order to satisfy audit, accounting, claims, regulatory, litigation or other similar requirements, in each case other than claims or allegations that one Party to this Agreement has against the other, (iii) subject to the foregoing clause (ii) above, to comply with its obligations under this Agreement or any other Transaction Document, or (iv) to the extent such Information and cooperation is necessary to comply with such reporting, filing and disclosure obligations, for the preparation of financial statements or completing an audit, and as reasonably necessary to conduct the ongoing Retained Business or the HPC Services Business Segment, as the case may be, and (c) any Information that is reasonably necessary for the conduct of the HPC Services Business Segment (except for any information relating to performance ratings or assessments of employees of the Bit Digital Group and HPC Group Employees (including performance history, reports prepared in connection with bonus plan participation and related data, other than individual bonus opportunities based on target bonus as a percentage of base salary)).

“Software” means any and all (i) computer programs, including any and all software implementation of algorithms, models and methodologies, whether in source code, object code, human readable form or other form, (ii) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, (iii) descriptions, flow charts and other work products used to design, plan, organize and develop any of the foregoing, (iv) screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons and (v) specifications and documentation, including user manuals and other training documentation, relating to any of the foregoing.

“Sub-Processor” means a third party data processor engaged by the Processor for the purpose of Processing Personal Data on behalf of the Controller.

“Straddle Period” has the meaning set forth in Section 1.13.

“Subsidiary” of any Person means another Person (other than a natural Person), of which such Person owns directly or indirectly (a) an aggregate amount of the voting securities, other voting ownership or voting partnership interests to elect a majority of the Board of Directors or other governing body or (b) if there are no such voting interests, more than 50% of the equity interests therein.

“Tangible Information” means information that is contained in written, electronic or other tangible forms.

“Tax” shall have the meaning set forth under Tax Matters.

“Tax Matters” means the Tax Matters set forth in the Agreement under Tax Matters.

“Tax Return” shall have the meaning set forth in the Tax Matters Agreement.

“Third Party” shall mean any Person other than the Parties or any members of their respective Groups.

“Third-Party Claim” has the meaning set forth in Section 4.04(a).

“Trade Secrets” has the meaning set forth in the definition of “Intellectual Property.”

“Trademarks” has the meaning set forth in the definition of “Intellectual Property.”

“Transaction Documents” means, collectively, this Agreement, the Transition Services Agreement, and any other documents required to be delivered by a Person under any of the foregoing documents.

“Transfer Documents” has the meaning set forth in Section 1.01(d).

“Transition Services Agreement” means the Transition Services Agreement, dated as of the date hereof, between Bit Digital and HPC Group and/or White Fiber, as amended or modified from time to time in accordance with its terms.

“Unreleased Bit Digital Liability” has the meaning set forth in Section 1.06(b)(ii).

“Unreleased HPC Group Liability” has the meaning set forth in Section 1.06(a)(ii).

“U.S. Data Protection Laws” means all applicable Laws of any U.S. jurisdiction related to data privacy, security and breach notification including without limitation, HIPAA, as amended, replaced or superseded from time to time.

“White Fiber Ordinary Shares” means the Ordinary Shares, par value $.01 per share of White Fiber.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the day and year first above written.

BIT DIGITAL INC.

By:
Name:	Samir Tabar
Title:	Chief Executive Officer

WHITE FIBER INC.

By:
Name:	Erke Huang
Title:	Chief Financial Officer